As filed with the Securities and Exchange Commission on April 6, 2005
Registration No. 333-122580

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 2
to
Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Lions Gate Entertainment Corp.	British Columbia	N/A
Lions Gate Entertainment Inc.	Delaware	98-0183157
(Name of Registrant)	(State of Incorporation or Organization)	(I.R.S. Employer Identification Number)

555 Brooksbank	2700 Colorado Avenue, Suite 200
North Vancouver, British Columbia V7J 3S5	Santa Monica, California 90404
(604) 983-5555	(310) 449-9200
(Address, including zip code, of Principal Executive Offices)

Wayne Levin, General Counsel

Lions Gate Entertainment Corp.
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
(310) 449-9200
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Allison M. Keller
O’Melveny & Myers LLP
1999 Avenue of the Stars, Suite 700
Los Angeles, California 90067
(310) 553-6700

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

      The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

PROSPECTUS

2.9375% Convertible Senior Subordinated Notes due 2024

and Common Shares

          Lions Gate Entertainment Inc., or U.S. Lions Gate, issued the notes in a private placement in October 2004. This prospectus may be used by selling securityholders to sell their notes and related guarantees and Lions Gate Entertainment Corp. common shares issuable upon conversion of their notes. Lions Gate Entertainment Corp., or Lions Gate, is the parent company of U.S. Lions Gate.

          U.S. Lions Gate will pay interest on the notes on April 15 and October 15 of each year, beginning on April 15, 2005. The notes will mature on October 15, 2024.

          The notes are convertible, at the option of the holder, into common shares of Lions Gate, before maturity, redemption or repurchase by us, only if (1) the price of the common shares of Lions Gate issuable upon conversion of a note reaches a specified threshold over a specified period as described in this prospectus, (2) the trading price of the notes falls below certain thresholds, (3) the notes have been called for redemption, (4) a “designated event” as described in this prospectus occurs or (5) specified corporate transactions occur. In addition, under certain circumstances, if a holder converts such holder’s notes upon a change in control such holder will be entitled to receive a make whole premium. The initial conversion rate is 86.9565 common shares per $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $11.50 per common share. Lions Gate’s common shares are quoted on the New York Stock Exchange, or the NYSE, and on the Toronto Stock Exchange, or the TSX, under the symbol “LGF.”

          U.S. Lions Gate may redeem some or all of the notes for cash on or after October 15, 2009, at the prices described in this prospectus, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the date of redemption.

          Each holder may require U.S. Lions Gate to repurchase the notes on October 15, 2011, 2014 and 2019 or upon a “designated event” as described in this prospectus, at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest and additional interest, if any, to, but excluding, the date of repurchase. Under certain circumstances, if a holder requires U.S. Lions Gate to repurchase all or a portion of such holder’s notes upon a change in control, such holder will be entitled to receive a make whole premium.

          Lions Gate fully and unconditionally guarantees the payment of principal and interest on the notes and amounts payable upon repurchase on an unsecured senior subordinated basis. The notes and related guarantee are subordinated in right of payment to the prior payment in full of U.S. Lions Gate’s and Lions Gate’s Senior Debt as specified in this prospectus. The notes and related guarantee are effectively subordinated to the liabilities of Lions Gate’s direct and indirect subsidiaries other than U.S. Lions Gate.

          On March 14, 2005, the last reported sale price of Lions Gate’s common shares was US$11.18 per share on NYSE and Cdn$13.69 per share on the TSX.

          Neither Lions Gate nor U.S. Lions Gate will receive any proceeds from the sale by the selling securityholders of the notes or the common shares. Other than selling commissions and fees and stock transfer taxes, Lions Gate or U.S. Lions Gate will pay all expenses of the registration of the notes and the common shares and certain other expenses.

           Our business and an investment in the notes and common shares involves significant risks. These risks are described under the caption “Risk Factors” beginning on page 8 of this prospectus.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      Neither Lions Gate nor U.S. Lions Gate is making any representation to any purchaser of the notes regarding the legality of an investment in the notes by such purchaser under any legal investment or similar laws or regulations.

WHERE YOU CAN FIND MORE INFORMATION

      Lions Gate files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to as the SEC, in accordance with the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any document Lions Gate files at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Lions Gate’s SEC filings are also available to the public from the SEC’s web site at: http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      U.S. Lions Gate and Lions Gate are “incorporating by reference” into this prospectus certain information Lions Gate files with the SEC, which means that U.S. Lions Gate and Lions Gate are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information modified or superseded by information contained directly in this prospectus. This prospectus incorporates by reference Lions Gate’s Annual Report on Form 10-K and 10-K/ A for the year ended March 31, 2004, Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2004, September 30, 2004 and December 31, 2004, Current Reports on Form 8-K or Form 8-K/ A filed September 28, 2004, October 4, 2004, December 13, 2004, January 21, 2005, February 9, 2005, February 18, 2005, February 22, 2005, February 25, 2005, February 28, 2005, March 8, 2005 and April 4, 2005, and Lions Gate’s proxy statement relating to its 2004 annual meeting of shareholders, each of which Lions Gate previously filed with the SEC. These reports contain important information about U.S. Lions Gate and Lions Gate and their finances.

      All documents that Lions Gate files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the notes and common shares of

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Lions Gate issuable upon conversion of the notes under this document shall also be deemed to be incorporated herein by reference and will automatically update information in this prospectus.

      Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      You may request a copy of these filings, at no cost, by writing or calling Lions Gate at the following address or telephone number: Investor Relations Department, Lions Gate Entertainment Corp., 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404, (310) 449-9200. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

      No separate financial statements of U.S. Lions Gate are included or incorporated by reference into this prospectus. U.S. Lions Gate and Lions Gate consider these financial statements not to be material to holders of the notes because U.S. Lions Gate’s results of operations are included in the consolidated financial statements of Lions Gate. U.S. Lions Gate does not file annual, quarterly or special reports with the SEC. However, Lions Gate’s financial statements contain consolidating financial information for (1) Lions Gate on a stand-alone basis, (2) U.S. Lions Gate, on a stand-alone basis, (3) the non-guarantor subsidiaries of Lions Gate (including subsidiaries of U.S. Lions Gate) on a combined basis and (4) Lions Gate on a consolidated basis. All of the notes issued by U.S. Lions Gate are fully and unconditionally guaranteed by Lions Gate.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Some of the statements in this prospectus are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, or the PSLRA. Forward-looking statements in this prospectus are being made pursuant to the PSLRA and with the intention of obtaining the benefits of the “safe harbor” provisions of the PSLRA. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. You can identify these statements by the use of words like “intend,” “plan,” “believe”, “anticipate,” “may,” “will,” “could,” “continue,” “expect” and variations of these words or comparable words or phrases of similar meaning. They may relate to, among other things:

•	our ability to operate profitably;

•	our substantial capital requirements and financial risks;

•	fluctuations in our revenues and results of operations;

•	our ability to manage future growth;

•	our ability to maintain effective systems of disclosure controls and internal controls;

•	our ability to exploit our filmed and television content library;

•	external factors in the motion picture and television industry;

•	our competition;

•	protecting and defending against intellectual property claims;

•	piracy of motion pictures; and

•	our ability to meet certain Canadian regulatory requirements.

      These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause actual results to differ

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materially from trends, plans or expectations set forth in the forward-looking statements. These risks and uncertainties may include those discussed in “Risk Factors.” We cannot assess the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in forward-looking statements. Given these risks and uncertainties, we urge you to read this prospectus completely and with the understanding that actual future results may be materially different from what we plan or expect. Also, these forward-looking statements present our estimates and assumptions only as of the date of this prospectus. Except for our obligation to disclose material information as and when required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

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SUMMARY

      You should read the following summary together with the more detailed information regarding U.S. Lions Gate and Lions Gate and the notes offered hereby, including “risk factors” and our consolidated financial statements and related notes, included elsewhere and incorporated by reference in this prospectus. Marks used herein are the property of their respective owners, which includes us in some instances. This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you.

      Throughout this prospectus, the terms “Lions Gate,” “the Company,” “we,” “us” and “our” refer to Lions Gate Entertainment Corp., the guarantor of the notes and the issuer of the common shares issuable upon conversion of the notes. The term U.S. Lions Gate refers to Lions Gate Entertainment Inc., a Delaware corporation, the issuer of the notes and an indirect wholly-owned subsidiary of Lions Gate. Where specifically noted or where the context requires otherwise, references to “Lions Gate,” “the Company,” “we,” “us” and “our” also include its subsidiaries (including U.S. Lions Gate). All dollar amounts are in United States dollars unless otherwise indicated. The term “independent,” as used in this prospectus is used to distinguish us from the term “major studios” which is generally regarded in the entertainment industry to mean Universal Pictures, Warner Bros., Twentieth Century Fox, Sony Pictures Entertainment, Paramount Pictures, The Walt Disney Company, Metro-Goldwyn-Mayer and their respective affiliates. The terms “you” and “your” refer to the holders of the notes.

The Company

      We are a diversified independent producer and distributor of motion pictures, television programming, home entertainment, family entertainment and video-on-demand content. We also own a minority interest in CinemaNow, a development stage internet video-on-demand provider, and own and operate a film and television production studio.

      Our principal executive offices are located at 555 Brooksbank Avenue, North Vancouver, British Columbia V7J 3S5 and, together with U.S. Lions Gate, at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404. Our telephone numbers are (604) 983-5555 in North Vancouver and, together with U.S. Lions Gate, (310) 449-9200 in Santa Monica. To find out how to obtain more information regarding us and our business, you should read the section of this prospectus entitled “Where You Can Find More Information.” You may also visit our website at http://www.lgf.com, although the information on our website is not part of this prospectus.

The Notes

Issuer	U.S. Lions Gate.

Securities Offered	An aggregate principal amount of $150,000,000 of 2.9375% Convertible Senior Subordinated Notes due 2024.

Maturity Date	October 15, 2024.

Guarantee	The notes are fully and unconditionally guaranteed by Lions Gate.

Ranking	The notes and the related guarantee, as applicable:

• are unsecured senior subordinated obligations;

• rank subordinate in right of payment to (i) up to $340 million outstanding principal amount of bank debt, (ii) up to $75 million outstanding principal amount of vendor financing and (iii) to the extent of the value of the assets securing the debts described in this clause (iii), secured financing in connection with motion picture and television productions and/or acquisitions, or acquisitions of libraries or catalogues; see “Description of the Notes — Ranking”;

• are effectively subordinated to all other existing and future secured indebtedness of U.S. Lions Gate or Lions Gate, as applicable, to the extent of the value of the assets securing such debt;

• are effectively subordinated to the liabilities, including trade payables, of Lions Gate’s direct and indirect subsidiaries other than U.S. Lions Gate; and

• other than as set out above, rank on parity in right of payment with all U.S. Lions Gate’s and Lions Gate’s existing and future unsecured senior debt.

Interest	U.S. Lions Gate will pay 2.9375% per annum on the principal amount of notes, payable semiannually in arrears on April 15 and October 15 of each year, beginning April 15, 2005.

Issue Price	The notes have a principal amount at maturity of $1,000 and were issued at a price of 99.5% of their principal amount.

Conversion	You may convert the notes into common shares of Lions Gate at a conversion rate of 86.9565 common shares per $1,000 principal amount of notes, subject to adjustment, before the close of business on or before the trading day immediately before the maturity date, unless your notes have been previously redeemed or repurchased, under any of the following circumstances during the periods specified:

• if, at any time on or before October 15, 2019, the closing sale price of the common shares of Lions Gate for at least 20 trading days in the 30 consecutive trading-day period ending on the eleventh trading day of any fiscal quarter exceeds 120% of the then-current conversion price in effect, then you may convert your notes until the eleventh trading day of the immediately following fiscal quarter;

• if, on any trading day after October 15, 2019, the closing sale price of the common shares of Lions Gate exceeds 120% of the then-current conversion price in effect, then you may convert your notes at all times thereafter;

• if, at any time on or before October 15, 2019, the trading price per $1,000 principal amount of notes for each trading day of any five consecutive trading-day period was less than 98% of the product of the closing sale price of the common shares of Lions Gate and the conversion rate then in effect, then you may convert your notes until the close of business on the fifth trading day immediately following the conclusion of any such five consecutive trading-day period;

• if U.S. Lions Gate calls your notes for redemption, you may convert your notes called for redemption from the date of the notice of redemption until the close of business on the trading day immediately before the redemption date, after which time your right to convert will expire unless U.S. Lions Gate defaults in the payment of the redemption price;

• if Lions Gate distributes to all or substantially all holders of its common shares, rights, options or warrants entitling them to purchase its common shares at a price less than the average closing sale price of the common shares of Lions Gate for the ten trading days ending on the trading day immediately before the declaration date, you may convert your notes until a specified date unless you can participate in the distribution without converting your notes; or

• if Lions Gate distributes to all holders of its common shares, cash or other assets, debt securities or rights to purchase its securities, which distribution has a per common share value exceeding 5% of the closing sale price of its common shares on the trading day immediately before the declaration date for such distribution, you may convert your notes until a specified date unless you can participate in the distribution without converting your notes.

In addition, if Lions Gate becomes a party to a consolidation, merger, binding share exchange or sale or conveyance of all or substantially all of its property and assets that constitutes a “designated event” (a change in control (as defined in “Description of Notes — Repurchase at the Option of the Holder Upon a Designated Event”) or a termination of trading), or such an event occurs that would have been a change in control but for the exception contained in the proviso to the definition of change in control as specified in “Description of Notes — Repurchase at the Option of the Holder Upon a Designated Event,” then you may convert your notes beginning 15 days before the date announced by Lions Gate or U.S. Lions Gate, as the case may be, as the anticipated effective date of the designated event until and including the date which is 15 days after the actual effective date of the designated event. Under certain circumstances, you will also be entitled to receive a make whole premium upon such a change in control as described in “Description of the Notes — Determination of the Make Whole Premium.”

Lions Gate and U.S. Lions Gate have entered into an agreement providing for the contribution by Lions Gate of its common shares to U.S. Lions Gate to satisfy the conversion rights under the notes.

Conversion Price and Make Whole Premium Adjustments	The conversion price, and hence the conversion rate, as well as the common share prices used to determine the applicable make whole premiums under “Description of the Notes-Determination of Make Whole Premium” are subject to adjustment upon the occurrence of certain events, including:

• subdivisions or combinations of Lions Gate’s outstanding common shares;

• distributions of cash to all holders of Lions Gate’s common shares;

• issuances to all holders of Lions Gate’s common shares of additional common shares as a dividend or distribution on Lions Gate’s common shares;

• issuances to all holders of Lions Gate’s common shares of any rights or warrants to purchase Lions Gate’s common shares (or securities convertible into Lions Gate’s common shares) at a price per common share less than (or having a conversion price per common share less than) the current market price of Lions Gate’s common shares;

• subject to certain exceptions, distributions to all holders of Lions Gate’s common shares of additional common shares or evidences of Lions Gate’s indebtedness or assets; or

• subject to certain exceptions, purchases of Lions Gate’s common shares pursuant to a tender offer or exchange offer made by Lions Gate or one of its subsidiaries to all holders of Lions Gate’s common shares.

Optional Redemption	The notes are not redeemable before October 15, 2009. U.S. Lions Gate may redeem all or a portion of the notes at its option on or after October 15, 2009 at the following percentages of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date:

Date	Redemption Price

October 15, 2009 to October 14, 2010	100.839%
October 15, 2010 to October 14, 2011	100.420%
October 15, 2011 and thereafter	100.000%

Repurchase at the Option of the Holder on Specified Dates	You may require U.S. Lions Gate to repurchase the notes in cash, in whole or in part, on each of October 15, 2011, 2014 and 2019 for a repurchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest and additional interest, if any, to, but excluding, the date of repurchase.

Sinking Fund	None.

Repurchase at the Option of the Holder Upon a Designated Event	You may require U.S. Lions Gate to repurchase all or a portion of your notes for cash upon the occurrence of a designated event (as described under “Description of the Notes — Repurchase at the Option of the Holder Upon a Designated Event”) at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, to, but not including, the repurchase date, plus, under certain circumstances, a make whole premium as described below.

Make Whole Premium Upon a “Change in Control”	Upon the occurrence of a “change in control” (as defined in “Description of Notes — Repurchase at the Option of the Holder Upon a Designated Event”), under certain circumstances U.S. Lions Gate will pay an additional make whole premium on notes converted or tendered for repurchase in connection with the change in control. The make whole premium will be payable in shares, cash, or in a combination of cash and shares, on the repurchase date for the notes after the designated event, both for notes tendered for repurchase and for notes converted in connection with the designated event.

The amount of the make whole premium, if any, will be based on the price of the common shares of Lions Gate on the effective date of the designated event. A description of how the make whole premium will be determined and a table showing the make whole premium that would apply at various common share prices and change in control effective dates is set forth under “Description of the Notes — Determination of the Make Whole Premium.” No make whole premium will be paid if the price of the common shares of Lions Gate is less than $8.79 or if the price of the common shares of Lions Gate exceeds $50.00 (in each case, subject to adjustment).

In the event of a change in control that would otherwise trigger the obligation of U.S. Lions Gate to pay the make whole premium, U.S. Lions Gate may elect instead to provide that the notes become convertible into common shares of the Public Entity (as defined herein). The right of U.S. Lions Gate to cause the notes to become convertible into such common shares of the Public Entity (and thus to be under no obligation to pay the make whole premium) is subject to the satisfaction of various conditions described under “Description of Notes — Issuer’s Option to Provide for Conversion into Shares of Acquiror in Lieu of Make Whole Premium.”

Form and Denomination	The notes will be issued in fully registered form in the minimum denomination of $1,000 and integral multiples of $1,000 in excess thereof.

Registration Rights	U.S. Lions Gate and Lions Gate have agreed for the benefit of the holders of the notes to:

• file the shelf registration statement, of which this prospectus is part, with respect to the resale of the notes and the underlying Lions Gate’s common shares; and

• use their respective commercially reasonable efforts to have the shelf registration statement declared effective by May 2, 2005.

U.S. Lions Gate and Lions Gate have agreed to use their respective commercially reasonable efforts to keep the shelf registration statement effective, subject to specified black-out periods, until the earlier of the following has occurred:

• all securities covered by the registration statement have been sold;

• the holders of the notes and the common shares of Lions Gate issuable upon conversion of the notes that are not affiliates of Lions Gate are able to sell all such securities immediately pursuant to Rule 144(k) under the Securities Act;

• the date when all of the notes and the common shares of Lions Gate issuable upon conversion of the notes have ceased to be outstanding; or

• October 4, 2006.

Transfer Restrictions	U.S. Lions Gate and Lions Gate’s registration of the resale by the holders of the notes and the common shares of Lions Gate into which the notes are convertible may not be available to all holders at all times.

Use of Proceeds	We will not receive any proceeds from the sale of the securities offered by this prospectus.

Trading	U.S. Lions Gate does not intend to list the notes on any U.S. or Canadian national securities exchange or on the Nasdaq National Market.

NYSE/TSX Market Symbol of Lions Gate’s Common Shares	LGF

Common Shares

      This prospectus may be used by selling securityholders to sell the common shares of Lions Gate issuable upon conversion of their notes.

Risk Factors

      See “Risk Factors” and other information in this prospectus for a discussion of factors you should consider carefully before deciding to invest in the notes or our common shares.

Ratio of Earnings to Fixed Charges

      The following table sets forth our ratio of earnings to fixed charges for the periods shown:

								Nine Months
								Ended
	Fiscal Year Ended March 31,							December 31,

	2004		2003	2002		2001	2000	2004	2003

Ratio of Earnings to Fixed Charges(1)	—	(2)	1.01	—	(3)	1.85	1.17	1.03	—	(4)

(Amounts in thousands of dollars)

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes, excluding equity interests in unconsolidated subsidiaries, write-down of equity interests, gain on dilution of equity interests, gain on sale of equity interests, other equity interests and minority interests in consolidated subsidiaries, plus fixed charges. Fixed charges consist of interest expensed (including an estimate of interest in rent expense) and capitalized and amortization and write-off of deferred financing costs related to indebtedness. A statement setting forth the computation of the unaudited ratios is filed as Exhibit 12.1 to the registration statement that includes this prospectus.

(2)	Earnings were insufficient to cover fixed charges by $90,854.

(3)	Earnings were insufficient to cover fixed charges by $17,556.

(4)	Earnings were insufficient to cover fixed charges by $47,478.

RISK FACTORS

      You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we may currently deem immaterial, may become important factors that harm our business, results of operations and financial condition. If any of the following risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of the notes and the underlying common shares of Lions Gate could decline, and you may lose all or part of your investment.

Risks Related to the Offering

Your right to receive payment is junior to certain other existing and future indebtedness.

      The notes and, as applicable the related guarantee, are unsecured and subordinated in right of payment to all of U.S. Lions Gate’s and Lions Gate’s existing and future Senior Debt. As a result, in the event of bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture, and in specific other events, our assets will be available to pay obligations on the notes only after all Senior Debt has been paid in full in cash or other payment satisfactory to the holders of Senior Debt has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The notes and the related guarantee are also effectively subordinated to the indebtedness and other liabilities, including trade payables, of Lions Gate’s direct and indirect subsidiaries other than U.S. Lions Gate. The indenture does not prohibit or limit the incurrence of indebtedness and other liabilities by us. We and our subsidiaries are not prohibited from borrowing substantial additional indebtedness, including Senior Debt in connection with our acquisition of Artisan Entertainment, in the future under the terms of the indenture. Our incurring additional indebtedness and other liabilities could adversely affect our ability to pay our obligations on the notes. We anticipate that from time to time we and our subsidiaries will incur additional indebtedness, including Senior Debt.

      In addition, all payments on the notes will be blocked in the event of a payment default on certain Senior Debt and may be blocked for up to 179 days in the event of certain non-payment defaults on certain Senior Debt.

      In the event of a bankruptcy, liquidation or reorganization relating to us, holders of the notes will participate with trade creditors and all other holders of pari passu indebtedness in the assets remaining after we have satisfied all of the Senior Debt. We may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of Senior Debt.

The make whole premium payable on notes converted in connection with, or tendered for repurchase upon, a designated event may not adequately compensate you for the lost option time value of your notes as a result of such designated event.

      If a designated event occurs, under certain circumstances, U.S. Lions Gate will pay a make whole premium on notes converted in connection with, or tendered for repurchase upon, such designated event. The amount of the make whole premium will be determined based on the date on which the designated event becomes effective and the price paid per share of the common shares of Lions Gate in the transaction constituting the designated event, as described below under “Description of the Notes — Determination of the Make Whole Premium.” Although the make whole premium is designed to compensate you for the lost option time value of your notes as a result of such designated event, the amount of the make whole premium is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if the market price of common shares of Lions Gate at the time of such designated event is greater than $50.00 per common share or less than $8.79 per common share (in each case, subject to adjustment), no make whole premium will be paid.

We may be unable to repurchase the notes upon the occurrence of a designated event.

      If a change in control of either U.S. Lions Gate or Lions Gate occurs, U.S. Lions Gate will have to offer to repurchase the notes at their principal amount, together with all accrued and unpaid interest and liquidated damages, if any. We cannot assure you that we will have sufficient funds, or that any of our other then-existing debt agreements will permit us, to repurchase the notes or pay any applicable make whole premium upon a change in control. A change in control will also constitute an event of default under our Senior Debt and any other indenture or other agreement governing then-existing indebtedness, which could prevent us from repurchasing the notes or paying any applicable make whole premium. If a change in control occurred and accelerated our other indebtedness, we cannot assure you that we would have sufficient financial resources, or be able to arrange sufficient financing, to pay the repurchase price for the notes and any applicable make whole premium and amounts due under any other indebtedness. Our inability to repurchase the notes upon a change in control would constitute an event of default under the indenture that governs the notes and possibly under the terms of other indebtedness that we have at the time. The change in control feature of the notes could make it more difficult for a third party to acquire us, even if such an acquisition would be beneficial to you and our shareholders.

The contingent conversion feature of the notes could result in you receiving less than the value of the common shares of Lions Gate into which a note would otherwise be convertible.

      The notes are convertible into common shares of Lions Gate only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common shares into which the notes would otherwise be convertible.

Conversion of the notes will dilute the ownership interest of existing shareholders.

      The conversion of the notes into common shares of Lions Gate will dilute the ownership interests of existing shareholders. Any sales in the public market of the common shares issuable upon conversion of the notes could adversely affect prevailing market prices of Lions Gate’s common shares. In addition, the existence of the notes may encourage short selling by market participants due to this dilution or facilitate trading strategies involving the notes and Lions Gate’s common shares all of which could have an adverse impact on the market price of the notes and the shares issuable upon conversion of the notes.

An active trading market for the notes may not develop and the transfer of the notes will be restricted.

      There is currently no public market for the notes. No notes resold under this prospectus will trade in the PORTAL system. We do not intend to list the notes on any U.S. or Canadian national or other securities exchange or on the Nasdaq National Market. Accordingly, no market for the notes may develop, and any market that develops may not last.

The market price of the notes could be significantly affected by the market price of Lions Gate’s common shares, which can be volatile, and other factors.

      We expect that the market price of the notes will be significantly affected by the market price of Lions Gate’s common shares. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of Lions Gate’s common shares will likely continue to fluctuate in response to the following factors, some of which are beyond our control:

•	quarterly fluctuations in our operating and financial results;

•	changes in financial estimates and recommendations by financial analysts;

•	failure to maintain an effective system of internal controls or to implement changes to address reportable conditions, significant deficiencies or material weaknesses;

•	developments related to litigation involving us;

•	box office success of our major film releases;

•	fluctuations in the share price and operating results of our competitors;

•	changes in government regulation or the failure to meet regulatory requirements;

•	acquisitions and financings;

•	sale of a substantial number of shares held by the existing shareholders in the public market, including shares issued upon exercise of outstanding options or warrants or upon the conversion of convertible debt securities; and

•	general conditions in the entertainment industry.

USE OF PROCEEDS

      The selling securityholders will receive all the proceeds from the sale of the notes and common shares sold under this prospectus. We will not receive any proceeds from the sale of these securities.

DESCRIPTION OF NOTES

      U.S. Lions Gate issued the notes under an indenture dated as of October 4, 2004 between U.S. Lions Gate, as issuer, and J.P. Morgan Trust Company, National Association, as trustee. The notes and the common shares issuable upon conversion of the notes are covered by a registration rights agreement. You may request a copy of the indenture and the registration rights agreement from the trustee. The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement. It does not purport to be complete. This summary is subject to, and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of note are referred to, those provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

General

      The notes and the related guarantee, as applicable:

•	bear interest at a rate of 2.9375% per year, payable semi-annually in arrears, on April 15 and October 15, commencing on April 15, 2005;

•	are general, unsecured, senior subordinated obligations of U.S. Lions Gate, and subordinated to all Lions Gate’s and U.S. Lions Gate’s existing and future Senior Debt (which comprises (i) Credit Facility Debt in an aggregate principal amount not to exceed $340 million at any time outstanding, (ii) Vendor Financing Debt in an aggregate principal amount not to exceed $75 million at any time outstanding and (iii) to the extent of the value of the assets securing the debt described in this clause (iii), all secured financing incurred in connection with motion picture and television production and/or acquisitions, and the acquisition of libraries and catalogues);

•	are effectively subordinated to all other secured debt of U.S. Lions Gate and of Lions Gate, to the extent of the value of the assets securing such debt;

•	are effectively subordinated to all liabilities, including trade payables, of Lions Gate’s subsidiaries other than U.S. Lions Gate;

•	other than as set out above, rank on parity in right of payment with all of U.S. Lions Gate’s and Lions Gate’s existing and future unsecured senior debt;

•	are convertible by you at any time on or before the trading day preceding the maturity date, only upon satisfaction of one of the conversion contingencies, into the common shares of Lions Gate, U.S. Lions Gate’s ultimate parent company, at an initial conversion rate of 86.9565 shares per $1,000 principal amount of notes, which is equal to a conversion price of approximately $11.50 per share, subject to adjustment upon certain events as described under “Conversion Rights;”

•	if you convert your notes in connection with a designated event, under certain circumstances, you will also receive accrued and unpaid interest to, but not including, the conversion date and a make whole premium, which will be in an amount determined as set forth under “— Determination of the Make Whole Premium” and which will be payable on the designated event repurchase date in, at U.S. Lions Gate’s option, either cash, shares, or a combination thereof;

•	are redeemable at U.S. Lions Gate’s option, from time to time and in whole or in part, on or after October 15, 2009 subject to the conditions described under the caption “Optional Redemption by U.S. Lions Gate,” at the prices set forth under the caption “Optional Redemption by U.S. Lions Gate;”

•	are subject to repurchase by U.S. Lions Gate at your option on October 15, 2011, October 15, 2014 and October 15, 2019, at a price of 100% of the principal amount, plus accrued and unpaid interest to but excluding the repurchase date;

•	are subject to repurchase by U.S. Lions Gate at your option if a designated event, as defined, occurs, at a price of 100% of the principal amount, plus accrued and unpaid interest to but excluding the repurchase date plus, under certain circumstances, a make whole premium, which will be in an amount determined as set forth under “— Determination of the Make Whole Premium” and which will be payable on the designated event repurchase date in, at U.S. Lions Gate’s option, either cash, shares, or a combination thereof; and

•	are due on October 15, 2024, unless earlier converted, redeemed by U.S. Lions Gate at its option or repurchased by U.S. Lions Gate at your option as noted above.

      The indenture governing the notes does not contain any financial covenants and does not generally restrict us from paying dividends, incurring Senior Debt or any other indebtedness or issuing or repurchasing our other securities. The indenture also does not protect you in the event of a highly leveraged transaction or a change in control of Lions Gate or U.S. Lions Gate, except to the extent described under “— Repurchase at the Option of the Holder Upon a Designated Event” below.

      The notes are in denominations of $1,000 and integral denominations of $1,000 in fully registered form.

      U.S. Lions Gate will pay principal, premium, if any, and interest at maturity on definitive notes at U.S. Lions Gate’s office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

      You may present definitive notes for conversion, registration of transfer and exchange, without service charge, at U.S. Lions Gate’s office or agency in New York City, which shall initially be the office or agency of the trustee in New York City. For information regarding conversion, registration of transfer and exchange of global notes, see “— Form, Denomination and Registration.”

      U.S. Lions Gate will pay principal, interest and premium, if any, on global notes to DTC in immediately available funds. U.S. Lions Gate will pay interest before maturity on:

•	definitive notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of these notes; and

•	definitive notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds at the election of the holders of these notes.

Interest

      The notes bear interest at an annual rate of 2.9375% on the principal amount from October 4, 2004 or from the most recent date to which interest has been paid. We will pay interest in arrears on April 15 and October 15 of each year, commencing on April 15, 2005. Interest is payable to holders of record at the close of business on the April 1 and October 1 (whether or not a business day) immediately preceding each respective interest payment date, except that interest payable upon redemption, unless the date of redemption is an interest payment date, will be payable to persons to whom principal is payable. Each payment of interest on the notes will include interest accrued through the day before the applicable interest payment date or the date of maturity (or earlier repurchase, redemption or, in some circumstances, conversion), as the case may be. Any payment of principal and interest scheduled to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Conversion Rights

      You may convert your notes, in whole or in part, into common shares of Lions Gate (or cash or a combination of cash and common shares of Lions Gate, if U.S. Lions Gate so elects) on or before the close of business on the business day immediately preceding the maturity date, unless your notes have been previously redeemed or repurchased, only during specified periods under the following circumstances:

•	upon satisfaction of a market price condition;

•	upon satisfaction of a trading price condition;

•	upon notice of redemption;

•	upon a designated event; or

•	upon specified corporate transactions.

      The initial conversion rate for the notes for each $1,000 principal amount of notes is 86.9565 common shares of Lions Gate, subject to adjustment as described under “— Conversion Rate Adjustments,” which represents an initial conversion price of approximately $11.50 per share.

      As described under “— Conversion Procedures — Settlement Upon Conversion,” upon conversion, U.S. Lions Gate may choose to deliver, in lieu of common shares of Lions Gate, cash or a combination of cash and common shares of Lions Gate. At any time on or before the 26th trading day preceding the maturity date, U.S. Lions Gate may irrevocably elect to satisfy its conversion obligation with respect to the principal amount of the notes to be converted in cash, with any remaining amount to be satisfied in cash, common shares of Lions Gate or a combination of cash and shares of Lions Gate, as described under “— Conversion Procedures — Settlement Upon Conversion — The Right of U.S. Lions Gate to Irrevocably Elect Cash Payment of Principal Upon Conversion.” A holder may convert only in denominations of $1,000 principal amount and whole multiples thereof.

      Except as provided in the next paragraph and, under certain circumstances in connection with a designated event, upon conversion you will not receive any cash payment of accrued and unpaid interest and additional interest, if any, on the notes. Accrued and unpaid interest and additional interest, if any, is deemed to be paid in full with the common shares of Lions Gate issued or cash paid upon conversion rather than cancelled, extinguished or forfeited.

      If you convert after the record date for an interest payment but before the corresponding interest payment date, you will receive on the corresponding interest payment date the interest and additional interest, if any, accrued and unpaid on such notes to but excluding such interest payment date, notwithstanding your conversion of those notes before the interest payment date, assuming you were the holder of record on the corresponding record date. However, except as provided in the next sentence, at the time you surrender such notes for conversion, you must pay to U.S. Lions Gate an amount equal to the interest and additional interest, if any, that has accrued and will accrue and be paid on the notes being converted on the corresponding interest payment date. You are not required to make such payment:

•	if you convert your notes in connection with a redemption and U.S. Lions Gate has specified a redemption date that is after a record date and on or before the corresponding interest payment date;

•	if you convert your notes in connection with a designated event and U.S. Lions Gate has specified a designated event repurchase date that is after a record date and on or before the corresponding interest payment date; or

•	to the extent of any overdue interest, if overdue interest exists at the time of conversion with respect to such note.

      U.S. Lions Gate will not issue fractional common shares of Lions Gate upon conversion of notes. Instead, U.S. Lions Gate will pay cash in lieu of fractional shares based on the last reported sale price of the common shares of Lions Gate on the trading day immediately preceding the conversion date.

Conversion Upon Satisfaction of Market Price Condition

      If, at any time on or before October 15, 2019, the closing sale price of the common shares of Lions Gate for at least 20 trading days in the 30 consecutive trading-day period ending on the eleventh trading day of any fiscal quarter exceeds 120% of the then current conversion price in effect, you may convert your notes until the eleventh trading day of the following fiscal quarter.

      After October 15, 2019, if the closing sale price of the common shares of Lions Gate on any day exceeds 120% of the then current conversion price in effect, you may convert your notes at all times thereafter.

      As used in this section, “closing sale price” generally means the last reported sale price of the common shares of Lions Gate on the New York Stock Exchange, or the principal United States securities exchange on which the common shares of Lions Gate are traded or, if the common shares of Lions Gate are not listed on a United States national or regional securities exchange, on NASDAQ or any similar U.S. system of automated dissemination of quotations of securities prices.

      The “conversion price” on any day will equal $1,000 divided by the conversion rate in effect on that day.

Conversion Upon Satisfaction of Trading Price Condition

      At any time on or before October 15, 2019, you may convert your notes during the five business days immediately following any five consecutive trading-day period in which the trading price per $1,000 principal amount of notes for each day of such measurement period was less than 98% of the product of the closing sale price of the common shares of Lions Gate and the conversion rate then in effect.

      The trustee shall have no obligation to determine the trading price of the notes unless U.S. Lions Gate has requested that it make such determination. U.S. Lions Gate shall have no obligation to make such request unless so requested in writing by a holder. If a holder submits such a request, U.S. Lions Gate shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 98% of the product of the closing sale price of the common shares of Lions Gate and the conversion rate then in effect for five consecutive trading days.

      The “trading price” of a note on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the trustee for $2,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers U.S. Lions Gate selects, provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $2,000,000 principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the closing sale price of the common shares of Lions Gate and the conversion rate then in effect.

Conversion Upon Notice of Redemption

      If U.S. Lions Gate calls your notes for redemption, you may convert your notes called for redemption until 5:00 p.m., New York City time, on the trading day preceding the redemption date, after which time your right to convert will expire unless U.S. Lions Gate defaults in the payment of the redemption price.

Conversion Upon a Designated Event

      If a designated event (as defined under “Repurchase at the Option of the Holder Upon a Designated Event”) occurs, you may convert your notes at any time during the period beginning 15 calendar days before the date announced by U.S. Lions Gate as the anticipated effective date of the designated event through and including the date which is 15 calendar days after the date that is the actual effective date of the designated event. If you convert your notes in connection with a designated event, you will receive:

•	the number of common shares of Lions Gate into which your notes are convertible (if the notes are surrendered for conversion before the earlier of the actual effective date of the designated event and the record date for receiving distributions in connection with the designated event) or the kind and amount of cash, securities and other assets or property which you would have received if you had held the number of common shares of Lions Gate into which your notes were convertible immediately before the earlier of the actual effective date of the designated event and the record date for receiving distributions in connection with a designated event (if the notes are surrendered for conversion after such earlier date; provided that, if such earlier date is the record date, you will receive the cash, securities and other assets or property on the actual effective date of the designated event);

•	under certain circumstances, a make whole premium, which will be in an amount determined as set forth under “— Determination of the Make Whole Premium” and which will be payable on the designated event repurchase date in, at U.S. Lions Gate’s option, either cash, shares or a combination thereof; and

•	if you are entitled to a make whole premium, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date, which interest will be payable in cash.

      If you have submitted any or all of your notes for repurchase, your conversion rights on the notes so subject to repurchase will expire at 5:00 p.m., New York City time, on the business day preceding the repurchase date, unless U.S. Lions Gate defaults in the payment of the repurchase price. If you have submitted any notes for repurchase, such notes may be converted only if you submit a withdrawal notice, and if the notes are evidenced by a global note, you comply with appropriate DTC procedures.

Conversion Upon Specified Corporate Transactions

      You may convert your notes if:

•	Lions Gate distributes to all holders of its common shares, rights, options or warrants entitling them to purchase its common shares at a price less than the average closing sale price for the ten trading days preceding the declaration date for such distribution; or

•	Lions Gate distributes to all holders of its common shares cash or other assets, debt securities or rights to purchase its securities, which distribution has a per share value exceeding 5% of the closing sale price of its common shares on the trading day preceding the declaration date for such distribution.

      U.S. Lions Gate will notify you at least 20 calendar days before the ex-dividend date for such distributions. Once U.S. Lions Gate has given such notice, you may surrender your notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day preceding the ex-dividend date or any announcement by U.S. Lions Gate that such distribution will not take place. You may not convert any of your notes based on this conversion contingency if you will otherwise participate in the distribution without conversion as a result of holding the notes.

      You may also convert your notes if Lions Gate is a party to a consolidation, merger, binding share exchange or sale or conveyance of all or substantially all of its property and assets, in each case pursuant to which the common shares of Lions Gate would be converted into cash, securities and/or other property. In such event, you may convert your notes at any time beginning 15 calendar days before the date announced by U.S. Lions Gate or Lions Gate as the anticipated effective date of the transaction and until and including the date that is 15 calendar days after the date that is the actual effective date of such transaction. If you do not convert your notes during this period, you will be entitled to receive, upon subsequent conversion, if any, the kind and amount of cash, securities and other property which you would have received if you had converted your notes immediately before the transaction.

Conversion Procedures

Procedures to be Followed by a Holder

      If you hold a beneficial interest in a global note through a participant or an indirect participant, to convert your interest into common shares of Lions Gate, you should contact your broker or the participant or indirect participant through whom you hold such beneficial interest to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. To convert beneficial interests in a global note, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program, and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

      If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note or a facsimile of the conversion notice;

•	deliver the completed conversion notice and the notes to be converted to the specified office of the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled; and

•	if required, pay all transfer or similar taxes, if any.

      The conversion date will be the date on which you have satisfied all of the foregoing requirements. The notes will be deemed to have been converted immediately before 5:00 p.m., New York City time, on the conversion date.

      You will not be required to pay any taxes or duties relating to the issuance or delivery of common shares of Lions Gate if you exercise your conversion rights, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common shares in a name other than your own. Certificates representing common shares will be issued and delivered only after all applicable taxes and duties, if any, payable by you have been paid in full.

Settlement Upon Conversion

      Except to the extent U.S. Lions Gate has irrevocably elected to make a cash payment of principal upon conversion (as described below), U.S. Lions Gate may, in lieu of delivery of common shares of Lions Gate in satisfaction of its obligation upon conversion of notes, elect to deliver cash or a combination of cash and common shares of Lions Gate.

      Except to the extent U.S. Lions Gate has irrevocably elected to make a cash payment of principal upon conversion, U.S. Lions Gate will inform the holders through the trustee of the method it chooses to satisfy its obligation upon conversion:

•	if U.S. Lions Gate has called the notes for redemption, in its notice of redemption;

•	in respect of notes to be converted during the period beginning 25 trading days preceding the maturity date and ending one trading day preceding the maturity date, no later than 26 trading days preceding the maturity date; and

•	in all other cases, no later than two trading days following the conversion date.

      If U.S. Lions Gate chooses to satisfy any portion of its conversion obligation in cash, it will specify the amount to be satisfied in cash either as a percentage of the conversion obligation or as a fixed dollar amount. U.S. Lions Gate will treat all holders converting on the same trading day in the same manner. U.S. Lions Gate will not, however, have any obligation to settle its conversion obligations arising on different trading days in the same manner. For example, U.S. Lions Gate may choose on one trading day to settle in common shares of Lions Gate only and choose on another trading day to settle in cash or a combination of cash and common shares of Lions Gate.

      Except to the extent U.S. Lions Gate has irrevocably elected to make a cash payment of principal upon conversion and unless you are converting your notes in connection with a redemption or during the period beginning 25 trading days preceding the maturity date and ending one trading day preceding the maturity date, if U.S. Lions Gate elects to satisfy any portion of its conversion obligation in cash (other than cash in lieu of fractional shares), you may retract your conversion notice at any time during the two trading day period beginning on the trading day after U.S. Lions Gate has notified the trustee of its method of settlement. We refer to this period as the conversion retraction period. You cannot retract your conversion notice if: (a) U.S. Lions Gate irrevocably elected to make a cash payment of principal upon conversion before you delivered your conversion notice; (b) you are converting your notes in connection with a redemption; (c) you are converting your notes during the period beginning 25 trading days preceding the maturity date and ending one trading day preceding the maturity date; or (d) U.S. Lions Gate does not elect to satisfy any portion of its conversion obligation in cash (other than cash in lieu of fractional shares).

      Settlement in common shares of Lions Gate only will occur as soon as practicable after U.S. Lions Gate notifies the trustee that it has chosen this method of settlement. Settlement in cash or in a combination of cash and common shares of Lions Gate will occur on the second trading day following the final trading day of the cash settlement averaging period (as defined below). Such day will be the 26th trading day following the receipt by U.S. Lions Gate of your conversion notice (if you do not retract your conversion notice and assuming you have satisfied all other conversion requirements), unless conversion is:

•	in connection with a redemption, in which case such day will be the redemption date;

•	during the period beginning 25 trading days preceding the maturity date and ending one trading day preceding the maturity date, in which case such day will be the maturity date (whether or not U.S. Lions Gate has irrevocably elected to make a cash payment of principal upon conversion); or

•	after U.S. Lions Gate has irrevocably elected to make a cash payment of principal upon conversion, in which case such day will be the 22nd trading day following the receipt by U.S. Lions Gate of your conversion notice; provided, however, that if U.S. Lions Gate has irrevocably elected to make a cash payment of principal upon conversion and conversion is during the period beginning 25 trading days preceding the maturity date and ending one trading day preceding the maturity date, such day will be the maturity date.

      The settlement amount will be computed as follows:

(1) If U.S. Lions Gate elects to satisfy the entire conversion obligation in common shares of Lions Gate, U.S. Lions Gate will deliver to the holder a number of common shares of Lions Gate equal to (i) the aggregate principal amount of notes to be converted divided by 1,000 and multiplied by (ii) the conversion rate then in effect (plus cash in lieu of fractional shares).

(2) If U.S. Lions Gate elects to satisfy the entire conversion obligation in cash, it will deliver to the holder cash in an amount equal to the product of:

•	a number equal to (i) the aggregate principal amount of notes to be converted divided by 1,000 and multiplied by (ii) the conversion rate then in effect; and

•	the applicable stock price (as defined below).

(3) If U.S. Lions Gate elects to satisfy the conversion obligation in a combination of cash and common shares, it will deliver to the holder:

•	cash in an amount equal to (i) the fixed dollar amount per $1,000 principal amount of notes (which fixed dollar amount will be specified in the notice regarding the chosen method of settlement) multiplied by the quotient of the aggregate principal amount of notes to be converted divided by 1,000, or (ii) the percentage of the conversion obligation (which percentage will be specified in the notice regarding the chosen method of settlement) multiplied by the amount of cash that would be paid pursuant to clause (2) above, as the case may be, which is referred to as the cash amount; and

•	a number of common shares of Lions Gate equal to (a) (i) the aggregate principal amount of notes to be converted divided by 1,000 and multiplied by (ii) the conversion rate then in effect minus (b) the cash amount per $1,000 principal amount of notes divided by the applicable stock price.

      The “applicable stock price” means, in respect of a conversion date, the average closing sale price of the common shares of Lions Gate over the 20 trading-day period, which is referred to as the cash settlement averaging period:

•	ending on the second trading day preceding the redemption date, if U.S. Lions Gate has called the notes for redemption;

•	ending on the second trading day preceding the maturity date, with respect to conversion notices received during the period beginning 25 trading days preceding the maturity date and ending one trading day preceding the maturity date (whether or not U.S. Lions Gate has irrevocably elected to make a cash payment of principal upon conversion);

•	beginning on the trading day following the receipt by U.S. Lions Gate of your conversion notice, if U.S. Lions Gate has irrevocably elected to make a cash payment of principal upon conversion; provided, however, that if U.S. Lions Gate has irrevocably elected to make a cash payment of principal upon conversion and you submit your conversion notice during the period beginning twenty- five trading days preceding the maturity date and ending one trading day preceding the maturity date, the cash settlement averaging period shall end on the second trading day preceding the maturity date; and

•	beginning on the trading day following the final trading day of the conversion retraction period, in all other cases.

The Right of U.S. Lions Gate to Irrevocably Elect Cash Payment of Principal Upon Conversion.

      At any time on or before the 26th trading day preceding the maturity date, U.S. Lions Gate may irrevocably elect to satisfy in cash its conversion obligation with respect to the principal amount of the notes to be converted after the date of such election, with any remaining amount to be satisfied in cash and/or common shares of Lions Gate. Such election would be in the sole discretion of U.S. Lions Gate without the consent of the holders of notes. If U.S. Lions Gate makes such election, it will notify the trustee and the holders of notes at their addresses shown in the register of the registrar.

      The settlement amount will be computed as follows:

(1) a cash amount equal to the aggregate principal amount of the notes to be converted; and

(2) (a) if U.S. Lions Gate elects to satisfy any remaining amount in common shares of Lions Gate, U.S. Lions Gate will deliver to the holder a number of shares equal to:

(i) the aggregate principal amount of notes to be converted and with respect to which no such irrevocable election has been made divided by 1,000 and multiplied by;

(ii) (A) the conversion rate then in effect minus (B) $1,000 divided by the applicable stock price;

plus cash in lieu of fractional shares.

(b) If U.S. Lions Gate elects to satisfy any remaining amount in cash, it will deliver to the holder cash in an amount equal to the product of:

(i) a number equal to (A) the aggregate principal amount of notes to be converted divided by 1,000 and multiplied by (B) (1) the conversion rate then in effect minus (2) $1,000 divided by the applicable stock price; and

(ii) the applicable stock price.

(c) If U.S. Lions Gate elects to satisfy any remaining amount in a combination of cash and common shares, it will deliver to the holder such combination in the respective amounts calculated in a manner comparable to that used to settle any conversion (as described above), and with the amount of cash specified by U.S. Lions Gate as contemplated in connection with any such conversion.

Conversion Rate Adjustments

      U.S. Lions Gate will adjust the conversion rate (as well as the stock prices set forth in the table of make whole premiums provided under “— Determination of the Make Whole Premium”) if any of the following events occur:

(1) Lions Gate issues to all holders of its common shares additional common shares as a dividend or distribution on its common shares;

(2) Lions Gate issues to all holders of its common shares any rights or warrants to purchase its common shares (or securities convertible into its common shares) at a price per common share less than (or having a conversion price per common share less than) the current market price of its common shares;

(3) Lions Gate subdivides or combines its outstanding common shares;

(4) Lions Gate distributes to all holders of its common shares, either additional common shares, evidences of indebtedness or assets, including securities but excluding:

•	dividends or distributions specified in clause (1) above;

•	rights or warrants specified in clause (2) above;

•	dividends or distributions paid exclusively in cash; and

•	dividends and distributions in connection with a reclassification, consolidation, merger, combination, conveyance, binding share exchange or sale resulting in a change in the conversion consideration pursuant to the second succeeding paragraph.

If Lions Gate distributes capital stock of, or similar equity interests in, one of its subsidiaries or other business units, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of its common shares, in each case based on the average closing sales prices of those securities (where such closing prices are available) for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

(5) Lions Gate distributes cash to all holders of its common shares, including any quarterly cash dividend.

If an adjustment is required in respect of a distribution of cash, the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect on the applicable record date by a fraction:

•	the numerator of which shall be the current market price (as defined below) of a common share of Lions Gate on the record date; and

•	the denominator of which shall be such current market price less the full amount of the distribution, in each case applicable to one share of common stock.

“Current market price” shall mean the average of the daily closing sale prices per common share of Lions Gate for the ten consecutive trading days ending on the earlier of the date of determination and the day before the “ex” date with respect to the distribution requiring such computation. For purposes of this paragraph, the term “ex” date, when used with respect to any distribution, means the first date on which the common shares trade, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such distribution.

Notwithstanding the foregoing, adjustments to the conversion rate resulting from any quarterly cash dividends may not cause the conversion rate (as adjusted for any other adjustment) to exceed the quotient obtained by dividing the principal amount of a note by the last reported sale price of the common shares of Lions Gate on the trading day immediately before the date on which U.S. Lions Gate issues the notes.

(6) Lions Gate or one of its subsidiaries makes purchases of its common shares pursuant to a tender offer or exchange offer, which is referred to as the current offer, for the common shares of Lions Gate to the extent that the aggregate of the cash and any other consideration included in the payment for (a) such common shares pursuant to such tender offer or exchange offer and (b) any other common shares of Lions Gate pursuant to any tender offer or exchange offer expiring within the 12 months preceding the current offer, for which no adjustment has been made, exceeds 5% of the market capitalization of the Lions Gate common shares on the expiration of the current offer.

      However, adjustment shall not be required if holders of notes participate in the transactions otherwise giving rise to an adjustment on a basis and with notice that Lions Gate’s board of directors determines to be fair and appropriate.

      To the extent that any rights plan adopted by Lions Gate is in effect upon conversion of the notes into common shares only or a combination of cash and common shares, you will receive, in addition to the common shares of Lions Gate, the rights under the rights plan whether or not the rights have separated from the common shares of Lions Gate at the time of conversion of the notes, in which case, the conversion rate will be adjusted as if Lions Gate distributed to all holders of its common shares, its common shares, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

      In the event of:

•	any reclassification of the common shares of Lions Gate;

•	a consolidation, merger, binding share exchange or combination involving Lions Gate; or

•	a sale or conveyance to another person or entity of all or substantially all of the property and assets of Lions Gate;

in which holders of the common shares of Lions Gate would be entitled to receive capital stock, other securities, other property, assets or cash for their common shares, then upon conversion of your notes you will generally be entitled to receive the same type (and in the same proportions) of consideration which you would have been entitled to receive if you had converted your notes into the common shares of Lions Gate immediately before any of these events or, if U.S. Lions Gate so elects, into shares of the Acquiror (as defined herein).

      U.S. Lions Gate may, to the extent permitted by applicable law and in accordance with the indenture, from time to time, increase the conversion rate if its board of directors determined that this increase would be in its best interests. Any such determination by its board will be conclusive. In addition, U.S. Lions Gate may increase the conversion rate if its board of directors deems it advisable to avoid or diminish any income tax to holders of common shares of Lions Gate resulting from any dividend or distribution on the common shares of Lions Gate or rights distribution or similar event.

      U.S. Lions Gate will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate in effect at such time. However, U.S. Lions Gate will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments on and as of the date of conversion, regardless of whether the aggregate adjustment is less than 1%. Except as described above in this section, U.S. Lions Gate will not adjust the conversion rate.

      Notwithstanding the foregoing, any conversion of the notes held by a Canadian holder will be subject to the availability of a prospectus exemption under applicable Canadian securities laws until such time as a final receipt has been issued for a Canadian prospectus qualifying the distribution of the underlying common shares.

      If at any time Lions Gate makes a distribution of property to its shareholders that would be taxable to such shareholders as a dividend for U.S. federal income tax purposes, such as distributions of evidences of indebtedness or assets by Lions Gate, but generally not dividends on common shares or rights to subscribe for common shares, and, pursuant to the conversion price adjustment provisions of the indenture, the number of common shares into which notes are convertible is increased, that increase may be deemed for U.S. federal income tax purposes to be the payment of a taxable dividend to holders of the notes. See “Certain U.S. Federal Income Tax Considerations.”

Optional Redemption by U.S. Lions Gate

      On or after October 15, 2009, U.S. Lions Gate may redeem the notes, in whole or in part, at the following percentages of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date:

Date	Redemption Price

October 15, 2009 to October 14, 2010	100.839%
October 15, 2010 to October 14, 2011	100.420%
October 15, 2011 and thereafter	100.000%

      If U.S. Lions Gate elects to redeem all or part of the notes, U.S. Lions Gate will give at least 20, but no more than 60, days prior notice to you. If U.S. Lions Gate does not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot, on a pro rata basis or otherwise in accordance with the applicable procedures of the depository. If any notes are to be redeemed in part only, U.S. Lions Gate will issue a new note or notes in principal amount equal to the unredeemed principal portion thereof.

      No sinking fund is provided for the notes, which means that the indenture does not require U.S. Lions Gate to redeem or retire the notes periodically.

      U.S. Lions Gate may not redeem the notes if U.S. Lions Gate has failed to pay any interest on the notes and such failure to pay is continuing, or if the principal amount of the notes has been accelerated.

Repurchase at the Option of the Holder on Specified Dates

      On each of October 15, 2011, 2014 and 2019 (which together with any repurchase date specified by U.S. Lions Gate following a designated event, as described below under “— Repurchase at the Option of the Holder Upon a Designated Event” we refer to as a repurchase date), U.S. Lions Gate will, at the option of the holder, be required to repurchase for cash any outstanding note for which a written repurchase notice has been properly delivered by the holder and not withdrawn, subject to certain additional conditions. Holders may submit their notes for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days before such repurchase date until the close of business on such repurchase date. The repurchase price of a note will be 100% of the principal amount of the note, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. Interest and additional interest, if any, will be paid to the record holder as of the related record date.

      U.S. Lions Gate will be required to give notice on a date not less than 20 business days before the repurchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things, the procedures that holders must follow to require U.S. Lions Gate to repurchase their notes.

      The repurchase notice given by each holder electing to require U.S. Lions Gate to repurchase notes shall state:

•	if certificated notes have been issued, the certificate numbers of the holder’s notes to be delivered for repurchase or, if not, such information as may be required under applicable DTC procedures and the indenture;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple of $1,000 (or the entire principal amount of the notes held by such holder); and

•	that the notes are to be repurchased by U.S. Lions Gate pursuant to the applicable provisions of the notes and the indenture.

      Any repurchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent before the close of business on the repurchase date. The notice of withdrawal shall state:

•	the principal amount being withdrawn;

•	if certificated notes have been issued, the certificate numbers of the notes being withdrawn or, if not, such information as may be required under applicable DTC procedures and the indenture; and

•	the principal amount, if any, of the notes that remains subject to the repurchase notice.

      Payment of the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery (including by book entry transfer) of the note, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date or the time of delivery of the note.

      If the paying agent holds money or securities sufficient to pay the repurchase price of the note on the repurchase date then, on and after the business day following the repurchase date:

•	the note will cease to be outstanding;

•	interest will cease to accrue in respect of any date from and after the repurchase date; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the note,

in each case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent.

      The ability of U.S. Lions Gate to repurchase notes with cash may be limited by the terms of its then existing borrowings and other financing agreements. Also, as described in the “Risk Factors” section of this prospectus, U.S. Lions Gate may not have sufficient funds to repurchase the notes when it is required to do so. U.S. Lions Gate will comply with the Exchange Act and the rules and regulations promulgated under the Exchange Act, to the extent applicable, in connection with any such repurchase.

Repurchase at the Option of the Holder Upon a Designated Event

      If a designated event occurs at any time before the maturity of the notes, U.S. Lions Gate will mail to all record holders, as well as the trustee, a notice of the occurrence of a designated event within 10 days after U.S. Lions Gate has become aware of such an occurrence. Following receipt of the notice, you may require U.S. Lions Gate to repurchase your notes for cash, in whole or in part, on a repurchase date specified by U.S. Lions Gate that is not less than 20 nor more than 30 business days after the date of the notice from U.S. Lions Gate of the designated event. The notes will be repurchased only in integral multiples of $1,000 principal amount (or the entire principal amount of the notes held by any holder).

      If you elect to require U.S. Lions Gate to repurchase the notes following the occurrence of a designated event, U.S. Lions Gate will repurchase the notes at a price equal to 100% of the principal amount to be repurchased, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. If such repurchase date falls after a record date and on or before the corresponding interest payment date, U.S. Lions Gate will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record on the close of business on the corresponding record date. Additionally, with respect to designated events that constitute a change in control, under certain circumstances, U.S. Lions Gate will pay a make whole premium to holders, as described below.

      If you elect to require U.S. Lions Gate to repurchase your notes, you must deliver to U.S. Lions Gate or its designated agent, before the close of business on the repurchase date specified in its designated event notice, your repurchase notice and any notes to be repurchased, duly endorsed for transfer (or, if your notes are not certificated, your repurchase notice must comply with appropriate DTC procedures). U.S. Lions Gate will promptly pay the repurchase price for notes surrendered for repurchase following the repurchase date.

      You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent before the close of business on the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate number of the withdrawn notes (or, if your notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, which remains subject to the repurchase notice.

      A “designated event” will be deemed to have occurred upon a change in control or a termination of trading.

      A “termination of trading” will be deemed to have occurred if the common shares of Lions Gate or other common shares into which the notes are convertible is neither listed for trading on a U.S. national securities exchange nor approved for listing on NASDAQ or any similar U.S. system of automated dissemination of quotations of securities prices, and no American Depository Shares or similar instruments for such common stock are so listed or approved for listing in the U.S.

      A “change in control” means an event or series of events in which:

•	any “person,” including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, of Lions Gate’s capital shares entitling that person to exercise more than 50% of the total voting power of all Lions Gate’s capital shares entitled to vote generally in elections of directors (calculated without giving effect to any shares issued or issuable by U.S. Lions Gate in payment of the repurchase price in common shares of Lions

Gate, as contemplated below), other than any acquisition by Lions Gate, any of its subsidiaries or any of its employee benefit plans;

•	Lions Gate consolidates with or merges into any other corporation or business entity or conveys or transfers or leases all or substantially all of its assets to any other person, corporation or business entity or any other corporation or business entity merges into Lions Gate (except solely to the extent necessary to reflect a change in the jurisdiction of incorporation of Lions Gate), and in any such case Lions Gate’s shareholders immediately before such transaction own, directly or indirectly, less than 50% of the combined voting power of the outstanding voting securities of the corporation or business entity resulting from, or the transferee in, such transaction (calculated without giving effect to any shares issued or issuable by U.S. Lions Gate in payment of the repurchase price in common shares of Lions Gate, as contemplated below);

•	any “person,” including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, of U.S. Lions Gate’s capital stock entitling that person to exercise more than 50% of the total voting power of all U.S. Lions Gate capital stock entitled to vote generally in elections of directors (calculated without giving effect to any shares issued or issuable by U.S. Lions Gate in payment of the repurchase price in common shares of Lions Gate, as contemplated below), other than any acquisition by Lions Gate, U.S. Lions Gate, any of their respective subsidiaries or any of their respective employee benefit plans; or

•	U.S. Lions Gate consolidates with or merges into any other corporation or business entity or conveys or transfers or leases all or substantially all of its assets to any other person, corporation or business entity or any other corporation or business entity merges into U.S. Lions Gate (except solely to the extent necessary to reflect a change in the jurisdiction of incorporation of U.S. Lions Gate), and in any such case U.S. Lions Gate’s shareholders immediately before such transaction own, directly or indirectly, less than 50% of the combined voting power of the outstanding voting securities of the corporation or business entity resulting from, or the transferee in, such transaction (calculated without giving effect to any shares issued or issuable by U.S. Lions Gate in payment of the repurchase price in common shares of Lions Gate, as contemplated below);

provided that a change in control shall not be deemed to occur if at least 90% of the consideration in the change in control transaction consists of common shares traded primarily on a national securities exchange or quoted primarily on the NASDAQ Market.

      For purposes of this definition:

•	whether a person is a beneficial owner will be determined in accordance with Rule 13d-3 under the Exchange Act;

•	a person includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act; and

•	U.S. Lions Gate may rely on Schedule 13D and Schedule 13G filings filed pursuant to the Exchange Act.

      Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note.

      If the paying agent holds money or securities sufficient to pay the repurchase price of the note on the repurchase date, then, on and after the business day following the repurchase date:

•	the note will cease to be outstanding;

•	interest will cease to accrue in respect of any date from and after the repurchase date; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the note;

in each case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent.

      These designated event repurchase rights could discourage a potential acquiror of Lions Gate or U.S. Lions Gate. However, this designated event repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of Lions Gate or U.S. Lions Gate by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term “designated event” is limited to specified transactions and may not include other events that might adversely affect the financial condition or business operations of Lions Gate or of U.S. Lions Gate. The obligation of U.S. Lions Gate to offer to repurchase the notes upon a designated event would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving Lions Gate or U.S. Lions Gate. No notes may be repurchased by U.S. Lions Gate at the option of holders upon a designated event if the principal amount of the notes has been accelerated and such acceleration has not been rescinded.

      U.S. Lions Gate may be unable to repurchase the notes in the event of a designated event. If a designated event were to occur, U.S. Lions Gate may not have enough funds to pay the repurchase price for all tendered notes. A designated event constitutes an event of default under our Senior Bank Facilities, which could prevent us from repurchasing the notes or paying the make whole premium. Any future credit or financing agreements or other agreements relating to indebtedness of Lions Gate or U.S. Lions Gate may contain provisions prohibiting repurchase of the notes under certain circumstances, or expressly prohibit the repurchase of the notes upon a designated event or may provide that a designated event constitutes an event of default under that agreement. If a designated event occurs at a time when U.S. Lions Gate is prohibited from repurchasing notes, U.S. Lions Gate could seek the consent of its lenders to repurchase the notes or attempt to refinance this debt. If U.S. Lions Gate does not obtain consent, it would not be permitted to repurchase the notes. U.S. Lions Gate’s failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of its other indebtedness.

      The definition of change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of all or substantially all of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require U.S. Lions Gate to repurchase your notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

Determination of the Make Whole Premium

      Upon the occurrence of a change in control, under certain circumstances, we will pay a make whole premium upon the repurchase of the notes, as described above under “— Repurchase at the Option of the Holder Upon a Designated Event,” and upon the conversion of the notes, as described above under “— Conversion Rights — Conversion Upon A Designated Event.” If you convert your notes, you will receive the make whole premium on the designated event repurchase date.

      The make whole premium shall be equal to a percentage of the principal amount of the notes. The make whole premium will be in addition to, and not in substitution for, any cash, securities, or other assets otherwise due to holders of notes upon conversion or repurchase. The make whole premium will be determined by reference to the table below and is based on the date on which the designated event becomes effective, which is referred to as the effective date, and the price paid per common share of Lions Gate in the transaction constituting the designated event, which is referred to as the stock price. If holders of the common shares of Lions Gate receive only cash in the transaction constituting the designated event, the stock price will equal the cash amount paid per common share; in all other cases, the stock price will equal the average closing sale price of the common shares of Lions Gate (as defined under “— Conversion Rights — Conversion Upon Satisfaction of Market Price Condition”) over the ten trading-day period ending on the trading day preceding the effective date.

      The following table sets forth the make whole premiums.

Make Whole Premium Upon Change in Control

(% of Principal Amount)

	Stock Price

Effective Date	$8.79	$9.00	$10.00	$11.00	$11.50	$12.00	$13.00	$14.00	$15.00	$17.50	$20.00	$25.00	$35.00	$50.00

10/4/04	5.1	6.5	13.4	20.3	23.9	23.2	21.9	20.6	19.5	17.2	15.2	12.2	8.3	4.8
10/15/05	4.8	6.1	12.8	19.6	23.0	22.1	20.7	19.4	18.2	15.7	13.6	10.7	6.9	3.8
10/15/06	4.2	5.4	11.7	18.2	21.5	20.6	19.0	17.5	16.1	13.5	11.4	8.5	5.2	2.7
10/15/07	3.2	4.3	10.0	16.1	19.3	18.3	16.4	14.7	13.3	10.5	8.4	5.8	3.3	1.6
10/15/08	1.0	1.9	6.9	12.4	15.3	14.0	11.8	10.0	8.5	5.8	4.2	2.5	1.4	0.7
10/15/09	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

      The exact price of the common shares of Lions Gate and effective date may not be set forth on the table. In such event:

•	If the stock price of Lions Gate is between two stock price amounts on the table or the effective date is between two dates on the table, the make whole premium will be determined by straight-line interpolation between make whole premium amounts set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is in excess of $50.00 (subject to adjustment as described below), no make whole premium will be paid.

•	If the stock price is less than $8.79 (subject to adjustment as described below), no make whole premium will be paid.

      The stock prices set forth in the first row of the table will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted prices for common shares of Lions Gate will equal the stock prices applicable immediately before such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately before the adjustment giving rise to the common share price adjustment and the denominator of which is the conversion rate as so adjusted. We will pay the make whole premium in either cash, common shares of Lions Gate or a combination thereof.

Issuer’s Option to Provide for Conversion into Shares of Acquiror in Lieu of Make Whole Premium

      In the event of a change in control that would otherwise trigger the obligation of U.S. Lions Gate to pay the make whole premium, if an entity with publicly-traded equity securities that are listed on a United States national or regional securities exchange, on NASDAQ or any similar U.S. system of automated dissemination of quotations of securities prices, which we refer to as a Public Entity, directly or indirectly, is the acquiror in such change in control, which we refer to as the Acquiror, U.S. Lions Gate may instead elect to provide for the notes to be convertible into common shares of the Public Entity. The right of U.S. Lions Gate to elect to provide for the conversion of the notes into common shares of the acquiror (and thus to be under no obligation to pay the make whole premium) is subject to the satisfaction of various conditions, including:

•	the listing of such common shares of such Public Entity into which the notes are convertible on the principal United States securities exchange on which such common shares are listed or, if not so listed, on NASDAQ or any similar U.S. system of automated dissemination of quotations of securities prices;

•	the registration of such common shares under the Exchange Act, if required; and

•	any necessary qualification or registration under the Securities Act, applicable state securities law or the availability of an exemption from such qualification and registration.

      If such conditions are not satisfied concurrently with the effectiveness of the change in control, U.S. Lions Gate will pay the make whole premium in connection with the change in control to electing holders as described above under “— Repurchase at the Option of the Holder Upon a Designated Event” or

“— Conversion Rights — Conversion Upon a Designated Event” and “— Determination of the Make Whole Premium.”

      U.S. Lions Gate will mail to all record holders, as well as the trustee, a notice indicating U.S. Lions Gate’s intent to either pay the make whole premium or provide for the notes to be convertible into common shares of the acquiror within 10 days after U.S. Lions Gate has become aware of a change in control.

      If U.S. Lions Gate notifies the holders of its intent to pay the make whole premium in cash or shares or a combination of both, then in connection with such change in control:

•	with respect to any notes which the holder elects to cause U.S. Lions Gate to repurchase in accordance with the “Repurchase at the Option of the Holder Upon a Designated Event” section above, such holder shall receive (a) in respect of the notes being repurchased, the amount in cash provided pursuant to such section and (b) in respect of the make whole premium, such amount calculated in accordance with the “Determination of the Make Whole Premium” section, in, at U.S. Lions Gate’s election, cash, common shares of Lions Gate or a combination thereof;

•	with respect to any notes which the holder elects to convert in accordance with the “Conversion Upon a Designated Event” section above, such holder shall receive (a) in respect of the notes being converted, cash, common shares of Lions Gate into which such notes would be converted or a combination thereof as described under “Settlement Upon Conversion”, (b) accrued and unpaid interest in cash and (c) in respect of the make whole premium, such amount calculated in accordance with the “Determination of the Make Whole Premium” section, in, at U.S. Lions Gate’s election, cash, common shares of Lions Gate or a combination thereof; and

•	with respect to any notes which the holder elects not to convert in accordance with the “Conversion Upon a Designated Event” section above and not to cause U.S. Lions Gate to repurchase in accordance with the “Repurchase at the Option of the Holder Upon a Designated Event” section above, (a) such notes shall be convertible into the kind and amount of cash, securities and other assets or property which you would have received if you had held the number of common shares of Lions Gate into which your notes were convertible immediately before the earlier of the actual effective date of the designated event and the record date for receiving distributions in connection with a designated event and (b) such notes shall not be entitled to the payment of any make whole premium in respect thereof.

      If U.S. Lions Gate notifies the holders of its intent to provide for the notes to be convertible into shares of the Public Entity, then in connection with such change in control:

•	with respect to any notes which the holder elects to cause U.S. Lions Gate to repurchase in accordance with the “Repurchase at the Option of the Holder Upon a Designated Event” section above, such holder shall receive, in respect of the notes being repurchased, the amount in cash provided pursuant to such section; such notes shall not be entitled to the payment of any make whole premium in respect thereof;

•	with respect to any notes which the holder elects to convert in accordance withe the “Conversion Upon a Designated Event” section above, such holder shall receive, in respect of the notes being converted, cash, common shares of Lions Gate into which such notes would be converted or a combination thereof as described under “Settlement Upon Conversion;” such notes shall not be entitled to the payment of any make whole premium in respect thereof; and

•	with respect to any notes which the holder elects not to convert in accordance with the “Conversion Upon a Designated Event” section above and not to cause U.S. Lions Gate to repurchase in accordance with the “Repurchase at the Option of the Holder Upon a Designated Event” section above, such notes shall be convertible into common shares of the Public Company in accordance with the ratio set forth in the immediately succeeding paragraph.

      In the event that U.S. Lions Gate elects to provide that the notes are convertible into common shares of the Public Entity, the conversion rate with respect to the notes shall be initially equal to (a) the conversion rate of the notes immediately before the effective date of the transaction giving rise to such change in control multiplied by (b)(i) the stock price of Lions Gate divided by (ii) the average closing sale price of the common shares of the shares of the Public Entity into which the notes of the surviving entity are convertible over the ten trading-day period ending on the trading day preceding the effective date of such change in control transaction.

The Note Guarantee

      U.S. Lions Gate, the issuer of the notes, is a wholly-owned indirect subsidiary of Lions Gate. Lions Gate has fully and unconditionally guaranteed the payment of principal and interest on the notes and any repurchase amount payable with respect to any note on an unsecured senior subordinated basis. The guarantee by Lions Gate ranks junior to all existing and future Senior Debt of Lions Gate. The guarantee is subordinated to all indebtedness and other liabilities of all direct and indirect subsidiaries of Lions Gate (other than U.S. Lions Gate). The guarantee ranks equally in right of payment with all of Lions Gate’s other existing and future liabilities that are not otherwise subordinated in favor of the guarantee.

      Upon a change in control, if U.S. Lions Gate elects to provide for the notes to be convertible into common shares of the Public Entity, the Public Entity shall assume all of the obligations of Lions Gate under its guarantee of the notes; provided however that if the Public Entity is the Acquiror and, pursuant to the provisions contained in “Consolidation, Merger or Assumption” below, the Public Entity assumes all of U.S. Lions Gate’s obligations under the notes, the Public Entity shall not be required to guarantee the notes.

Ranking

      The notes and the guarantee are, to the extent set forth in the Indenture, subordinate in right of payment to the prior payment in full of all Senior Debt. Subsidiaries of U.S. Lions Gate are not guaranteeing the obligations of U.S. Lions Gate under the notes, and consequently the notes are effectively subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, of subsidiaries of U.S. Lions Gate. The notes and the guarantee rank equally in right of payment with all of U.S. Lions Gate’s or Lions Gate’s other existing and future liabilities that are not otherwise subordinated in favor of the notes. The notes rank senior in right of payment to all indebtedness that by its terms is expressly subordinate to the notes.

      Upon any payment or distribution of assets or securities of U.S. Lions Gate to creditors of any kind or character, whether in cash, property or securities, in connection with any dissolution or winding up or total or partial liquidation or reorganization of U.S. Lions Gate, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, the holders of Senior Debt will first be entitled to receive payment in full in cash or cash equivalents of principal of (and premium, if any) and interest on such Senior Debt (whether or not allowed in such proceeding) before the holders of notes are entitled to receive any payment of principal of (and premium, if any) or interest on the notes or on account of the purchase or redemption or other acquisition of notes by U.S. Lions Gate or any of its subsidiaries. In the event that notwithstanding the foregoing, the trustee or the holder of any note receives any payment or distribution of our assets of any kind or character (excluding shares of U.S. Lions Gate’s common stock or securities provided for in a plan of reorganization or readjustment which are subordinate in right of payment to all Senior Debt to substantially the same extent as the notes are so subordinated) before all the Senior Debt is paid in full, then such payment or distribution will be required to be paid over or delivered forthwith to the trustee in bankruptcy or other Person making payment or distribution of our assets for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay the Senior Debt in full.

      U.S. Lions Gate may not make any payments on account of the notes or on account of the purchase or redemption or other acquisition of notes if there shall have occurred and be continuing a default in the payment of principal of (or premium, if any) or interest on Senior Debt (including, without limitation, upon any acceleration of the maturity thereof) when due, which is referred to as a Senior Payment Default. In addition, if any default (other than a Senior Payment Default) with respect to any Senior Debt permitting, or which with the giving of notice or lapse of time (or both) would permit, the holders thereof (or a trustee on behalf thereof) to accelerate the maturity thereof, which is referred to as a Senior Non-monetary Default, has occurred and is continuing and U.S. Lions Gate and the trustee have received written notice thereof from the agent bank for any Credit Facility Debt or from an authorized person on behalf of any Designated Senior Debt, then U.S. Lions Gate may not make any payments on account of the notes or on account of the purchase or redemption or other acquisition of notes for a period, which is referred to as a blockage period, commencing on the date U.S. Lions Gate and the trustee receive such written notice and ending on the earlier of (a) 179 days after such date or on the date on which the trustee receives notice from the agent bank for the Credit Facility Debt or from any authorized person on behalf of any Designated Senior Debt, as applicable, rescinding such notice and (b) the date, if any, on which the Senior Debt to which such default relates is discharged or such default is waived or otherwise cured provided that no other default then exists except, in each case, any acceleration of the Senior Debt.

      Not more than one blockage period may be commenced during any period of 360 consecutive days, provided that, subject to the limitations set forth in the next sentence, the commencement of a blockage period by the representatives for, or the holders of, Designated Senior Debt other than under Credit Facility Debt, shall not bar the commencement of another blockage period by the agent bank for the Credit Facility Debt within such period of 360 consecutive days. There must be 180 consecutive days in any 360-day period in which no blockage period is in effect. No event of default that existed or was continuing (it being acknowledged that any subsequent action that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of the commencement of any blockage period with respect to the Designated Senior Debt or Credit Facility Debt initiating such blockage period shall be, or shall be made, the basis for the commencement of a second blockage period by the representative for, or the holders of, such Designated Senior Debt or Credit Facility Debt, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days. For the purposes hereof, “Designated Senior Debt” means any Senior Debt (other than under any Senior Bank Facility) in an original principal amount of not less than $50 million.

Events of Default

      Each of the following constitutes an event of default under the indenture:

(1) U.S. Lions Gate’s failure to pay when due the principal of or premium, if any, on any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise;

(2) U.S. Lions Gate’s failure to pay an installment of interest (or liquidated damages, if any, as defined in the registration rights provisions discussed below) on any of the notes for 30 days after the date when due;

(3) U.S. Lions Gate’s or Lions Gate’s failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring U.S. Lions Gate or Lions Gate to remedy the same, shall have been given to U.S. Lions Gate or Lions Gate by the trustee or to U.S. Lions Gates or Lions Gate and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

(4) a default under any indebtedness for money borrowed by us or any of our subsidiaries that is a “significant subsidiary” (within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC), the aggregate outstanding principal amount of which is in an amount in excess of $10 million, which default:

•	is caused by a failure to pay when due principal on such indebtedness by the end of the applicable grace period, if any, unless such indebtedness is discharged or

•	results in the acceleration of such indebtedness, unless such acceleration is waived, cured, rescinded or annulled;

(5) certain events of bankruptcy or reorganization with respect to U.S. Lions Gate, Lions Gate or any of the subsidiaries of Lions Gate that is a significant subsidiary with respect to Lions Gate; or

(6) failure to provide notice of the occurrence of a designated event on a timely basis.

      The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

      If an event of default specified in clause (5) above occurs and is continuing with respect to U.S. Lions Gate or Lions Gate, then automatically the principal of all the notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (5) above with respect to U.S. Lions Gate or Lions Gate (the default not having been cured or waived as provided under “— Modifications, Amendments, Waivers and Meetings” below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Except as provided below, such declaration may be rescinded or annulled either with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding or a majority in aggregate principal amount of the notes represented at a meeting at which a quorum (as specified under “— Modifications, Amendments, Waivers and Meetings”) is present, in each case upon the conditions provided in the indenture.

      No holder of any note may pursue any remedy with respect to the indenture or the notes unless, among other things,

•	the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the trustee to pursue the relevant remedy, and

•	the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction inconsistent with that request within 60 days after receipt of that request.

      However, the right of any holder to bring suit for the enforcement of any payment of principal, any redemption or repurchase amounts or interest in respect of those notes held by that holder on or after the respective due dates expressed in the notes, or the right to convert will not be impaired or adversely affected without that holder’s consent. Accrued but unpaid interest will be payable upon any conversion of notes made concurrently with or after acceleration of the notes following an event of default.

      The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

      U.S. Lions Gate and Lions Gate are required to furnish annually to the trustee a statement as to the fulfillment of their obligations under the indenture.

Consolidation, Merger or Assumption

      U.S. Lions Gate and Lions Gate shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all their assets, whether in a single transaction or series of related transactions, to, any person unless:

•	U.S. Lions Gate or Lions Gate, as the case may be, is the resulting, surviving or transferee person, or the Successor Company, or the Successor Company is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor Company

(if not U.S. Lions Gate or Lions Gate) expressly assumes by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all of U.S. Lions Gate’s and Lions Gate’s obligations under the indenture and the notes, including the conversion rights and, in the event that the Public Entity is required to assume Lions Gate’s obligations under the guarantee, the Public Entity shall assume the obligations of Lions Gate under that certain Contribution Agreement, dated as of the closing date, or any successor agreement on substantially similar terms as the Contribution Agreement;

•	immediately after giving effect to such transaction no event of default under the indenture has happened and is continuing; and

•	U.S. Lions Gate and Lions Gate deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the indenture and the notes.

Modifications, Amendments, Waivers and Meetings

      The indenture (including the terms and conditions of the notes) may be modified or amended by U.S. Lions Gate, Lions Gate and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

•	adding to U.S. Lions Gate’s and Lions Gate’s covenants for the benefit of the holders of notes;

•	surrendering any right or power conferred upon U.S. Lions Gate or Lions Gate;

•	providing for conversion rights of holders of notes if any reclassification or change of Lions Gate’s common shares or any consolidation, merger or sale of all or substantially all of Lions Gate’s or U.S. Lions Gate’s assets occurs;

•	providing for the assumption of U.S. Lions Gate’s and Lions Gate’s obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

•	reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of notes;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	making any changes or modifications necessary in connection with the registration of the notes and the common shares of Lions Gate to be delivered upon conversion of the notes under the Securities Act as contemplated in the registration rights agreement relating to the notes; provided that such change or modification does not, in the good faith opinion of U.S. Lions Gate’s board of directors and the trustee, adversely affect the interests of the holders of notes in any material respect;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of U.S. Lions Gate’s board of directors and the trustee, adversely affect the interests of the holders of notes in any material respect; or

•	adding or modifying any other provisions with respect to matters or questions arising under the indenture which U.S. Lions Gate, Lions Gate and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes.

      The indenture (including the terms and conditions of the notes) may also be modified or amended, and past defaults by U.S. Lions Gate or Lions Gate may be waived (other than a default of any payment on the notes, which may only be waived with the consent of each affected holder of notes), either:

•	with the written consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding or

•	by the adoption of a resolution at a meeting of holders by at least a majority in aggregate principal amount of the notes represented at such meeting. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding.

      However, without the consent or the affirmative vote of each holder affected thereby, no modification or amendment to the indenture (including the terms and conditions of the notes) shall:

•	change the maturity of the principal of or any installment of interest on any note (including any payment of additional interest);

•	reduce the principal amount of, or any premium or interest on (including any payment of liquidated damages), any note;

•	change the currency of payment of any note or interest thereon;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note;

•	modify U.S. Lions Gate’s or Lions Gate’s obligations to maintain an office or agency in New York City;

•	amend the repurchase option of holders after the occurrence of a change in control or the conversion rights of holders of the notes in a manner adverse to the holders; provided, that the execution of a supplemental indenture solely to permit a Successor Company to assume U.S. Lions Gate’s and Lions Gate’s obligations under the notes shall not be deemed to be adverse to the holders;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of notes;

•	reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of notes outstanding required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

Satisfaction and Discharge

      U.S. Lions Gate may satisfy and discharge its obligations under the indenture:

•	by delivering to the trustee for cancellation all outstanding notes, or

•	by depositing with the trustee, within one year before the notes have become due and payable, whether at stated maturity or any other redemption date, or within one year of the notes being scheduled for conversion or otherwise, cash or common shares (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and all other sums payable by U.S. Lions Gate under the indenture.

Repurchase and Cancellation

      All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

      U.S. Lions Gate and Lions Gate may, to the extent permitted by applicable law, at any time purchase the notes in the open market by tender at any price or by private agreement. Any note so purchased by U.S. Lions Gate or Lions Gate may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

Governing Law

      The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

      J.P. Morgan Trust Company, National Association, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes, and may be reached at J.P. Morgan Trust Company, Attention: Carol Logan, Telephone: (713) 216-6815, Facsimile: (713) 216-6590. CIBC Mellon Trust Company is the transfer agent and registrar for common shares of Lions Gate. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights of the Noteholders

      Lions Gate and U.S. Lions Gate have entered into a registration rights agreement with the initial purchasers. Lions Gate and U.S. Lions Gate have, at their expense, filed with the SEC a shelf registration statement on Form S-3, of which this prospectus is a part, covering resales by holders of all notes and the common shares issuable upon conversion of the notes. Lions Gate and U.S. Lions Gate will use their respective commercially reasonable efforts to cause the shelf registration statement to become effective by May 2, 2005. Lions Gate and U.S. Lions Gate will use their respective commercially reasonable efforts to keep the shelf registration statement effective until the date there are no longer any registrable securities.

      The term “registrable securities” in this section refers to the notes and to the common shares of Lions Gate issuable upon conversion of the notes until the earliest of:

•	the effective registration under the Securities Act and the resale of the registrable securities in accordance with the registration statement;

•	the expiration of the holding period under Rule 144(k) under the Securities Act for holders that are not affiliates of Lions Gate;

•	the sale of the registrable securities to the public pursuant to Rule 144 under the Securities Act, or any similar provision then in force, but not Rule 144A;

•	the registrable securities cease to be outstanding; and

•	October 4, 2006.

      U.S. Lions Gate and Lions Gate collectively may suspend the use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed:

•	an aggregate of 30 days for all suspensions in any three-month period; or

•	an aggregate of 90 days for all suspensions in any 12-month period.

      Notwithstanding the foregoing, U.S. Lions Gate and Lions Gate will be permitted to suspend the use of the prospectus for up to 60 days in any three-month period under certain circumstances, relating to possible acquisitions, financings or other similar transactions.

      U.S. Lions Gate will pay, and Lions Gate will guarantee the payment of, predetermined additional interest if the shelf registration statement is not timely filed or made effective or if the prospectus included in the registration statement is unavailable for periods in excess of those permitted above. Additional interest as liquidated damages will be paid semiannually in arrears, with the first semiannual payment due on the first

April 15 or October 15 to occur after the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

•	0.25% of the aggregate principal amount of the note per annum to and including the 90th day after the registration default; and

•	0.50% of the principal amount of a note per annum from and after the 91st day after such registration default until such default is cured.

      In no event will additional interest accrue at a rate per annum exceeding 0.50%. If a holder has converted some or all of its notes into Lions Gate’s common shares, and if those common shares continue to be registrable securities, the holder will be entitled to receive equivalent amounts based on the conversion price in effect during the period of default. U.S. Lions Gate and Lions Gate will have no other liabilities for monetary damages with respect to their registration obligations. A holder will not be entitled to additional interest during the period of registration default resulting from the unavailability of the prospectus for a period exceeding the suspension periods described above unless it has provided all information requested by the questionnaire described below before the deadline.

Rule 144A Information Request

      Upon request, U.S. Lions Gate will make available to the holders or beneficial holders of the notes or the underlying common shares of Lions Gate and prospective purchasers the information required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of Lions Gate.

Form, Denomination and Registration

      Denomination and Registration. The notes have been issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

      Global Notes; Book-Entry Form. Notes are evidenced by global notes. U.S. Lions Gate has deposited the global notes with DTC and registered the notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

      A holder may hold its interests in a global note directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, which are referred to as participants. Transfers between participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

      Persons who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which are referred to as indirect participants.

      So long as Cede & Co., as the nominee of DTC, is the registered owner of a note, Cede & Co. for all purposes will be considered the sole holder of such note. Except as provided below, owners of beneficial interests in a note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the note.

      U.S. Lions Gate will pay additional interest as described above under “— Registration Rights,” if any, and interest payments on the global notes and the repurchase price of a note to Cede & Co., as the registered owner of the note, by wire transfer of immediately available funds on each interest payment date, if any, or the repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      U.S. Lions Gate has been informed that DTC’s practice is to credit participants’ accounts on a payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

      Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest. None of U.S. Lions Gate, Lions Gate, the trustee, registrar, paying agent or conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion as described below, only at the direction of one or more participants to whose account with DTC interests in the note are credited, and only in respect of the principal amount of the notes represented by the note as to which the participant or participants has or have given such direction.

      Owners who hold beneficial interests in the notes through participants or indirect participants who desire to convert their interests into common shares of Lions Gate should contact their brokers or the participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

      DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

      DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      DTC has agreed to the foregoing procedures to facilitate transfers of interests in a note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by U.S. Lions Gate within 90 days, U.S. Lions Gate will issue notes in certificated form in exchange for notes.

      Definitive Notes. Definitive notes may be issued in exchange for notes represented by the global notes if U.S. Lions Gate does not appoint a successor depositary as set forth above under “— Global Notes: Book Entry Form” or in certain other circumstances set forth in the indenture.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all terms used in the indenture.

      “Credit Facility Debt” means any and all amounts payable under or in respect of the Senior Bank Facilities including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Lions Gate or U.S. Lions Gate whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof, in an aggregate principal amount not to exceed $340 million at any one time outstanding.

      “Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or any entity similar to any of the foregoing organized under the laws of other countries, or a governmental agency or political subdivision thereof.

      “Senior Bank Facilities” means the Amended and Restated Credit, Security, Guaranty and Pledge Agreement among Lions Gate, U.S. Lions Gate, certain subsidiaries of Lions Gate as guarantors, JPMorgan Chase Bank and the other lenders referred to therein, dated as of December 15, 2003, and any amendment, extension, modification or waiver thereof, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing amounts of available borrowing thereunder or adding additional guarantors thereunder) all or any portion of the Credit Facility Debt under such agreement or any successor or replacement agreement, whether or not with the same lenders or agent, so long as any such refinancing, or amendment, extension, modification or waiver of any then existing financing is secured by assets of Lions Gate or U.S. Lions Gate or their respective subsidiaries.

      “Senior Debt” means any existing and future obligations of a Person with respect to (i) Credit Facility Debt, (ii) Vendor Financing Debt and (iii) to the extent of the value of the assets securing the debt described in this clause (iii), all secured financing in connection with motion picture and television production and/or acquisition (including the rights of the entertainment guilds pursuant to their collective bargaining agreements with the film and television industries), and the acquisition of libraries and catalogues (either directly or through acquisitions of entities whose principal assets consist of libraries and/or catalogues).

      “Vendor Financing Debt” means obligations of Lions Gate or U.S. Lions Gate, directly or by guarantee, owing to Persons providing financing to any of such entities, which Persons are bona fide suppliers of products or services to such entities, in an aggregate principal amount not to exceed $75 million at any one time outstanding for all such Persons. If at any time there are obligations outstanding to all such Persons in a principal amount in excess of $75 million, then the Vendor Financing Debt shall be allocated as determined in the indenture.

DESCRIPTION OF SHARE CAPITAL OF LIONS GATE

      Lions Gate may issue, from time to time, shares of one or more series or classes of its common or preferred shares. The following summary description sets forth some of the general terms and provisions of the shares. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the shares, you should refer to the provisions of Lions Gate’s articles of incorporation.

      Lions Gate’s authorized capital consists of 500,000,000 common shares and 200,000,000 preferred shares, 10 of which are designated as Series B Preferred Shares.

Common Shares

      At the close of business on April 1, 2005, 101,843,708 of Lions Gate’s common shares were issued and outstanding. The diluted number of Lions Gate’s common shares issued and outstanding assuming conversion of all the notes, the 4.875% Convertible Senior Subordinated Notes due 2010, the 3.625% Convertible Senior Subordinated Notes due 2025, the shares issuable upon exercise of options and the shares exchangeable for equity of acquired companies would be 144,036,835. Lions Gate’s common shares are listed on the NYSE and TSX under the symbol “LGF.” Subject to any preference as to dividends provided to the holders of other shares ranking senior or pari passu to Lions Gate’s common shares with respect to priority in the payment of dividends, the holders of Lions Gate’s common shares will be entitled to receive dividends on the common shares, as and when declared by Lions Gate’s board of directors, out of monies properly applicable to the payment of dividends, in the manner and form the board of directors determines. At the present time, given Lions Gate’s anticipated capital requirements Lions Gate intends to follow a policy of retaining earnings in order to finance further development of its business. Lions Gate is also limited in its ability to pay dividends on its common shares by restrictions under the Business Corporations Act (British Columbia) relating to the sufficiency of profits from which dividends may be paid and by the terms of its credit facility. Holders of common shares have no preemptive, conversion or redemption rights and are not subject to further assessment by Lions Gate.

      If Lions Gate dissolves or liquidates, or its assets are distributed among its shareholders for the purpose of winding-up its affairs, the holders of Lions Gate’s common shares will be entitled to receive its remaining property and assets, subject to the rights of holders of any then outstanding preferred shares ranking senior or pari passu to Lions Gate’s common shares with respect to priority in the distribution of assets upon dissolution, liquidation or winding up.

      Except for meetings at which only holders of another specified class or series of Lions Gate’s shares are entitled to vote separately as a class or series, the holders of Lions Gate’s common shares will be entitled to receive notice of and to attend all meetings of Lions Gate’s shareholders and will have one vote for each common share held at all meetings of Lions Gate’s shareholders.

      Pursuant to Lions Gate’s charter and the provisions of the Business Corporations Act (British Columbia), certain actions that may be proposed by Lions Gate require the approval of its shareholders. Lions Gate may, by ordinary resolution, alter its charter to increase its authorized capital by such means as creating shares with or without par value or increasing the number of shares with or without par value. Under the Business Corporations Act (British Columbia), an ordinary resolution is a resolution passed at a duly-convened meeting of shareholders by a simple majority of the votes cast in person or by proxy, or a written resolution that has been submitted to all shareholders who would have been entitled to vote on it at a meeting of shareholders and consented to by shareholders holding shares carrying not less than three-fourths of the votes entitled to be cast on it. Lions Gate may, by special resolution, alter its charter to subdivide, consolidate, change from shares with par value to shares without par value or from shares without par value to shares with par value or change the designation of all or any of its shares. Lions Gate may also, by special resolution, alter its charter to create, define, attach, vary, or abrogate special rights or restrictions to any shares. Under the Business Corporations Act (British Columbia), a special resolution is a resolution passed at a duly-convened meeting of shareholders by three-fourths of the votes cast in person or by proxy, or a written resolution consented to by all shareholders who would have been entitled to vote at a meeting of shareholders. In addition, with respect to capital alterations that apply to any part of a class or, in the case of any class with more than one series, any series of issued shares or where rights attached to issued shares are prejudiced or interfered with, that class or series must consent by separate resolution requiring three-fourths of the votes cast.

Registration Rights Agreements

      Lions Gate has a Registration Rights Agreement with Mr. Mark Amin and Mr. Reza Amin, pursuant to which Lions Gate has agreed to file registration statements covering the Lions Gate capital shares that they own. As of April 1, 2005, Mark Amin and Reza Amin had the right to demand up to two registration statements. In addition, Lions Gate gave these shareholders various piggyback registration rights. In general, Lions Gate will pay all fees, costs and expenses of any such registration statements.

Preferred Shares

      Lions Gate may issue, from time to time, without further shareholder approval (subject to applicable stock exchange rules), preferred shares in one or more series. Lions Gate currently has one series of preferred shares issued and outstanding. Lions Gate’s board is authorized to determine for each series of preferred shares:

•	the designation of such shares and the number of shares that constitute such series;

•	the dividend rate (or the method of calculation thereof), if any, on the shares of such series and the priority as to payment of dividends with respect to other classes or series of Lions Gate’s capital shares;

•	the dividend periods (or the method of calculating the dividend period);

•	the voting rights of the shares;

•	the liquidation preference and the priority as to payment of such liquidation preference with respect to the classes or series of preferred shares and any other rights of the shares of such series if Lions Gate liquidates or winds up its affairs;

•	whether or not and on what terms Lions Gate can redeem or repurchase the shares;

•	whether and on what terms the shares may be converted or exchanged for other debt or equity securities;

•	whether depositary shares representing the shares will be offered and, if so, the fraction of a share of the series of preferred shares represented by each depositary share;

•	whether the shares will be listed on a securities exchange; and

•	the other material rights, preferences, privileges, qualifications, limitations and restrictions of the series.

      The preferred shares, when issued, will be fully paid and not liable to further calls or assessment by Lions Gate. If Lions Gate should redeem or otherwise reacquire preferred shares, then these shares will resume the status of authorized and unissued preferred shares undesignated as to series and will be available for subsequent issuance. Payment of dividends on any series of preferred shares may be restricted by loan agreements, indentures and other transactions entered into by Lions Gate. The shares of a series of preferred shares will not have any preferences, voting powers or relative, participating, optional or other special rights except as specifically set forth or in Lions Gate’s charter, the applicable certificate of designation, or as otherwise required by law.

Series B Preferred Shares

      As a condition of the purchase of Trimark Holdings, Inc., a company that became Lions Gate’s subsidiary, on October 13, 2000, Lions Gate issued ten Series B Preferred Shares at $10 per share to the principal shareholder of the subsidiary. The Series B Preferred Shares are non-transferable and are not entitled to dividends. The Series B Preferred Shares are non-voting except that the holder, who was a principal of the acquired subsidiary, has the right to elect himself to the board of directors. The Series B Preferred Shares are redeemable by Lions Gate if certain events occur. The Series B Preferred Shares have a liquidation preference equal to the stated value of $10 per share.

CERTAIN U.S. FEDERAL AND CANADIAN INCOME TAX CONSIDERATIONS

U.S. Income Taxation

      The following summary discusses certain material U.S. federal income tax consequences relating to the purchase, ownership, and disposition of the notes and the common shares of Lions Gate into which the notes may be converted. This summary deals only with notes and Lions Gate’s common shares held and beneficially held as capital assets. Additionally, this summary does not deal with special situations, such as:

•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, banks, financial institutions, insurance companies, tax-exempt entities and traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	tax consequences to persons holding notes or Lions Gate’s common shares as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to U.S. Holders (as defined below) of notes or Lions Gate’s common shares whose “functional currency” is not the U.S. dollar;

•	tax consequences to persons who are directors or officers of Lions Gate or who otherwise own or are deemed to own, at any time including in the future, 10% or more, by vote or value, of Lions Gate in the aggregate or any class of Lions Gate’s shares;

•	alternative minimum tax consequences, if any; or

•	any gift, estate, state, local or foreign tax consequences.

      The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and U.S. Treasury Regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service, or the IRS, will not challenge one or more of the tax consequences discussed herein. If a partnership holds notes or Lions Gate’s common shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes or Lions Gate’s common shares, you should consult your tax adviser. Whether a note is treated as debt (and not equity) for U.S. federal income tax purposes is an inherently factual question and no single factor is determinative. We will treat the notes as indebtedness for U.S. federal income tax purposes and the following discussion assumes that such treatment will be respected.

      If you are considering the purchase of notes, you should consult your own tax advisers concerning the U.S. federal income tax consequences to you and any consequences arising under the laws of any other taxing jurisdiction.

Consequences to U.S. Holders

      The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a U.S. Holder of the notes or Lions Gate’s common shares, as defined below. Certain consequences that will apply to you if you are a Non-U.S. Holder, as defined below, of the notes or Lions Gate’s common shares are described under “— Consequences to Non-U.S. Holders” below. You are a “U.S. Holder” if you are the beneficial owner of a note or Lions Gate’s common shares and you are:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payment of Interest

      You must include interest paid on the notes as ordinary income at the time it is received or accrued, in accordance with your regular method of accounting for U.S. federal income tax purposes. Interest payments will constitute U.S. source income for foreign tax credit purposes even if Lions Gate makes such payments pursuant to the guarantee, and, as discussed below under “Certain Canadian Federal Income Tax Considerations — Payment of Interest on the Notes,” such payments made by Lions Gate, if any, pursuant to a guarantee obligation, are subject to Canadian withholding taxes. As discussed below under “— Dividends on Lions Gate’s Common Shares,” Canadian withholding taxes could be eligible for a foreign tax credit, subject to various limitations under the Code (including the limitations in Sections 901 and 904 of the Code). The availability of the foreign tax credit may be further limited because the interest on the notes will be U.S. source income. You are urged to consult your tax advisors to determine whether and to what extent a foreign tax credit or deduction might be available to you in connection with Canadian taxes withheld from interest paid by Lions Gate pursuant to the guarantee.

Contingent Payments

      As described under “Description of the Notes — Registration Rights,” U.S. Lions Gate may be required to pay holders of the notes additional interest as liquidated damages in the event the shelf registration statement is not timely filed or made effective, or if the prospectus included in the registration statement is unavailable for certain periods. This obligation may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” If the notes were deemed to be contingent payment debt instruments, you might, among other things, be required to treat any gain recognized on the sale or other disposition of a note as ordinary income rather than as capital gain. The regulations applicable to contingent payment debt instruments have not been the subject of authoritative interpretation and therefore the scope of the regulations is not certain. We intend to take the position that the likelihood that such payments will be made is remote and therefore the notes are not subject to the rules governing contingent payment debt instruments. This determination will be binding on you unless you explicitly disclose in a statement attached to your timely filed U.S. federal income tax return for the taxable year that includes the acquisition date of the note that your determination is different. It is possible, however, that the IRS may take a contrary position from that described above, in which case the timing and character of your income from the notes and with respect to the payments of liquidated damages may be different than described herein. If you are considering the purchase of notes, you should consult your tax advisor regarding the possible application of the contingent payment debt instrument rules to the notes.

Sale, Exchange, Conversion into Lions Gate’s Common Shares, Redemption and Other Disposition of Notes

      You will generally recognize gain or loss upon the sale (including a sale pursuant to certain redemption and repurchase rights described in “Description of the Notes”), exchange, conversion into Lions Gate’s common shares, redemption or other disposition of a note equal to the difference between the amount of cash plus the fair market value of any property received (except to the extent attributable to accrued interest which is taxable as ordinary income), including the fair market value of Lions Gate’s common shares, and your adjusted tax basis in the note, which will generally be equal to the amount paid for the note plus any amounts paid in connection with such conversion representing interest at the time of conversion into Lions Gate’s common shares or other disposition of the note plus any market discount you previously included into income, and reduced by any amortized premium (as discussed below). Any such gain or loss will be capital gain or loss (subject to the market discount provisions, as discussed below), and will generally be U.S. source income for foreign tax credit purposes. If you are not a corporation and have held the note for more than one year, such capital gain will generally be subject to a preferential tax rate. Your ability to deduct capital losses may be subject to limitations.

      Upon a conversion of your notes into Lions Gate’s common shares, the tax basis of the common shares of Lions Gate you receive will equal the fair market value of the common shares of Lions Gate that you receive on the conversion date. Your holding period for Lions Gate’s common shares will begin on the date after the conversion.

      In the event of a change in control, you may under certain circumstances (including, but not limited to, an election by U.S. Lions Gate that the notes become convertible into common shares of the acquiror) be deemed to have exchanged a note for a new note. The consequences of any such deemed exchange would be the same as those described immediately above, with the gain measured by the fair market value of the new note reduced by your basis in your original U.S. Lions Gate note. See “Description of the Notes — Issuer’s Option to Provide for Conversion into Shares of Acquiror in Lieu of Make Whole Premium.”

Market Discount

      If you did not purchase notes at the original issue price as part of their original issuance, you may be affected by the market discount provisions of the Code. For this purpose, and subject to a de minimis exception, the market discount on a note generally will equal the amount, if any, by which the stated redemption price at maturity of the note (which is its stated principal amount) exceeds your adjusted tax basis in the note when purchased. Subject to a limited exception, these provisions generally require that if you acquire a note at a market discount, you would include as ordinary income upon the disposition, conversion into Lions Gate’s common shares, retirement or gift of that note an amount equal to the lesser of (i) the gain realized upon the disposition, conversion into Lions Gate’s common shares or retirement or, in the case of a gift, the appreciation in the notes, and (ii) the accrued market discount on that note at the time of disposition, conversion into Lions Gate’s common shares, maturity or gift, unless you elect to include accrued market discount in income over the remaining life of the note. The election to include market discount in income over the life of the note, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at your election, under a constant yield method. If you acquire a note at a market discount and do not elect to include accrued market discount in income over the life of the note, you may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until the note is disposed of in a taxable transaction. The rules regarding market discount are complex, and you should consult your tax advisor regarding how these rules may apply to you.

Premium

      If you purchase a note at a premium over its stated principal amount, plus accrued interest, you generally may elect to amortize that premium from the purchase date to the note’s maturity date under a constant yield method. Amortizable premium, however, will not include any premium attributable to a note’s conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note’s purchase price over what the note’s fair market value would be if there were no conversion feature. Amortized premium, which reduces your basis in the note, can only offset interest income on a note and may not be deducted against other income. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. The rules regarding premium are complex, and you should consult your tax advisor regarding how these rules may apply to you.

Constructive Dividend

      The conversion price of the notes is subject to adjustment under certain circumstances. You may be treated as having received a constructive distribution, generally resulting in foreign source ordinary income to the extent of Lions Gate’s current and/or accumulated earnings and profits, if, and to the extent that, certain adjustments in the conversion price (particularly an adjustment to reflect a taxable dividend to holders of Lions Gate’s common shares) increase your proportionate interests in Lions Gate’s assets or earnings and profits, whether or not you ever exercise your conversion privilege. Therefore, you may recognize income in the event of a deemed distribution even though you may not receive any cash or property. Generally, your tax basis in a note should be increased to the extent any such constructive distribution is treated as a dividend. Moreover, if there is an adjustment (or a failure to make an adjustment) to the conversion price of the notes that increases the proportionate interest of the holders of outstanding common shares of Lions Gate in Lions Gate’s assets or earnings and profits, then such increase in the proportionate interest of the holders of Lions Gate’s common shares generally will be treated as a distribution to such holders taxable as a dividend to the extent of Lions Gate’s current and/or accumulated earnings and profits. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution in the proportionate interests of holders of the notes in the assets or earnings and profits of Lions Gate, however, will generally not be considered to result in a constructive dividend distribution.

Dividends on Lions Gate’s Common Shares

      If, after you convert a note into Lions Gate’s common shares, Lions Gate makes a distribution of cash or other property (other than certain pro rata distributions of Lions Gate’s common shares) in respect of those shares, then, subject to the discussion under the heading “Anti-Deferral Rules” below, the gross amount of distributions you receive on your common shares of Lions Gate will generally be treated as dividend income if the distributions are made from Lions Gate’s current or accumulated earnings and profits, calculated according to U.S. federal income tax principles. Dividends are generally subject to U.S. federal income tax as ordinary income on the day you actually or constructively receive such income. However, we believe that dividends (including constructive dividends) on Lions Gate’s common shares received or deemed received in taxable years beginning on or before December 31, 2008, could constitute qualified dividend income, generally taxable to you at a preferential rate if you are not a corporation, and otherwise at the ordinary rates applicable to corporations.

      To the extent that the amount of any distribution exceeds the current and accumulated earnings and profits of Lions Gate for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in your adjusted basis in your common shares of Lions Gate, thereby increasing the amount of gain or decreasing the amount of loss that you will recognize on a subsequent disposition of your common shares of Lions Gate. Generally, the amount of any distribution in excess of current and accumulated earnings and profits and adjusted basis will be taxed as capital gain recognized on a sale or exchange. However, Lions Gate does not intend to calculate U.S. earnings and profits and, accordingly, it is possible that all distributions will be reported as dividends. If you are a corporation, you will not be entitled to claim a dividends-received deduction with respect to distributions you receive from Lions Gate.

      For foreign tax credit purposes, dividends (including constructive dividends) paid by a foreign corporation generally constitute foreign source income and generally constitute “passive income.” Subject to various limitations set forth in the Code (including the limitations in Sections 901 and 904 of the Code), which affect different taxpayers differently according to their circumstances, the foreign tax withheld or paid, if any, with respect to dividends on Lions Gate’s common shares generally will be eligible for credit against your federal income tax liability. Alternatively, you may claim a deduction for such amount of withheld foreign taxes, but only for a year for which you elect to do so with respect to all foreign income taxes. The overall limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. You are urged to consult your tax advisors to determine whether and to what extent a foreign tax credit or deduction might be available to you in connection with Canadian taxes withheld from dividends paid on Lions Gate’s common shares.

      Dividends paid in Canadian dollars will be included in your income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of your receipt of the dividend, regardless of whether the payment is in fact converted into U.S. dollars. If such a dividend is converted into U.S. dollars on the date of receipt, you generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. If the Canadian dollars received as a dividend distribution are not converted into U.S. dollars on the date of receipt, then you may recognize exchange gain or loss on a subsequent conversion of such Canadian dollars into U.S. dollars. The amount of any gain or loss recognized in connection with a subsequent conversion will be treated as ordinary income or loss and generally will be treated as U.S. source income or loss for foreign tax credit purposes.

Sale or Other Disposition of Lions Gate’s Common Shares

      Subject to the discussion under the heading “Anti-Deferral Rules” below, when you sell or otherwise dispose of Lions Gate’s common shares, you will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other disposition and your tax basis in Lions Gate’s common shares, which is generally the fair market value of the common shares of Lions Gate, as of the conversion date, reduced by any previous distributions to the extent not characterized as dividends or gain. Any recognized gain or loss will be capital gain or loss. In general, any capital gain or loss will be treated as U.S. source gain or loss, as the case may be, for U.S. foreign tax credit purposes. If you are not a corporation and have held the common shares of Lions Gate for more than one year on the date of sale or other disposition, any such capital gain will generally be subject to a preferential tax rate. Your ability to deduct capital losses may be subject to limitations.

      If you receive proceeds upon the sale or exchange of Lions Gate’s common shares denominated in Canadian dollars, you will realize an amount equal to the U.S. dollar value of the proceeds calculated by reference to the exchange rate in effect on the date of the sale or other disposition (or in the case of cash basis and electing accrual basis taxpayers, the settlement date), regardless of whether the payment is in fact converted into U.S. dollars. You will have a basis in the Canadian dollars received equal to the U.S. dollar value of the Canadian dollars when received. If such proceeds are converted into U.S. dollars on the date of receipt, you generally should not be required to recognize foreign currency gain or loss in respect of the proceeds from the sale or exchange. If the Canadian dollars received upon the sale or exchange are not converted into U.S. dollars on the date of receipt, then you may recognize exchange gain or loss on a subsequent conversion of such Canadian dollars into U.S. dollars. The amount of any gain or loss recognized in connection with a subsequent conversion generally will be treated as ordinary income or loss and generally will be treated as U.S. source income or loss for foreign tax credit purposes.

      Your adjusted tax basis and holding period in Lions Gate’s common shares received upon a conversion of a note are determined as discussed above under “— Sale, Exchange, Conversion into Lions Gate’s Common Shares, Redemption and Other Disposition of Notes.” Your ability to deduct capital losses may be limited.

Anti-Deferral Rules

      The earnings of foreign corporations are generally not subject to U.S. federal income tax until they are distributed to their shareholders. You should be aware, however, that there are certain anti-deferral rules that, if applicable, might accelerate U.S. federal income taxation to you with respect to your share of some or all of the earnings of Lions Gate in advance of cash distribution or might otherwise have adverse tax consequences to you. The more commonly applicable such anti-deferral rules are the so-called passive foreign investment company, or PFIC, and controlled foreign corporation, or CFC, rules.

      Because Lions Gate and its subsidiaries are actively engaged in businesses related to the entertainment industry, we believe that Lions Gate is not, nor will become, a PFIC for U.S. federal income tax purposes. In addition, you will not be treated as an indirect holder of the shares of a PFIC even if one or more of Lions Gate’s foreign subsidiaries is or becomes a PFIC for U.S. federal income tax purposes. A foreign corporation would be a PFIC in any taxable year in which, after application of certain look-through rules, at least 75% of its gross income is passive income, or at least 50% of the average value of its assets produces or is held for the production of passive income.

      Because PFIC determinations are made annually and the situation of Lions Gate and its foreign subsidiaries could change as a result of, among other things, changes in their activities or assets, it is possible that Lions Gate or any of its foreign subsidiaries may become a PFIC in the future. If, for example, Lions

Gate were to become a PFIC in any taxable year in which you hold Lions Gate’s common shares, you would generally be subject to additional taxes and interest charges on certain “excess” distributions from Lions Gate and any gain realized on the disposition or deemed disposition of your common shares of Lions Gate regardless of whether Lions Gate continues to be a PFIC. To compute your tax on excess distributions or any gain, (i) the excess distribution or the gain would be allocated ratably to each day in your holding period for Lions Gate’s common shares, (ii) the amount allocated to the current year and any tax year before Lions Gate became a PFIC would be taxed as ordinary income in the current year, (iii) the amount allocated to other taxable years would be taxable at the highest applicable marginal rate in effect for that year, and (iv) an interest charge at the rate for underpayment of taxes for any period described under (iii) above would be imposed with respect to any portion of the excess distribution or gain that would be allocated to such period. You would generally be subject to this excess distribution rule to the extent that distributions on Lions Gate’s common shares in a taxable year were to exceed 125% of the average amount received with respect to those shares over the three preceding taxable years or, if shorter, the portion of your holding period before the present taxable year.

      We believe Lions Gate and its foreign subsidiaries are not, and we do not expect such entities to become, a CFC for U.S. federal income tax purposes.

      You should consult your own tax advisor concerning the consequences to you if Lions Gate or any of its foreign subsidiaries are or become subject to any of the anti-deferral rules mentioned above, including, but not limited to, the availability of any elections such as the so-called “qualified electing fund” or “mark to market” elections that might mitigate adverse tax consequences to you.

Information Reporting and Backup Withholding

      U.S. Lions Gate is required to furnish to the record holders of the notes and Lions Gate is required to furnish to the record holders of Lions Gate’s common shares, other than corporations and other exempt holders, and to the IRS, information with respect to interest paid on the notes and dividends paid on the common shares of Lions Gate.

      You may be subject to backup withholding (currently at a rate of 28%) with respect to interest paid on the notes, with respect to dividends paid on the common shares of Lions Gate or with respect to proceeds received from a disposition of the notes or Lions Gate’s common shares. Backup withholding will not apply, however, if you (i) are a corporation or come within certain other exempt categories and, when required, demonstrate such fact or (ii) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable backup withholding rules. To establish status as an exempt person, you will generally be required to provide certification on IRS Form W-9. Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

      The following is a summary of certain material U.S. federal tax consequences that will apply to you if you are a Non-U.S. Holder of notes or Lions Gate’s common shares. You are a “Non-U.S. Holder” if you are a beneficial owner of a note or Lions Gate’s common shares and you are not a U.S. Holder. Special rules may apply to you if you are a CFC, a PFIC, an entity treated as a partnership for U.S. federal income tax purposes, a person eligible for benefits under an income tax treaty to which the U.S. is a party or a U.S. expatriate. Those special rules are not discussed in this summary. You should consult your own tax advisers to determine the U.S. federal, state, local and other tax consequences that may be relevant to you.

Payment of Interest

      The 30% U.S. federal income and withholding tax will not apply to any payment to you of interest on a note provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of U.S. Lions Gate’s shares that are entitled to vote;

•	you are not a CFC that is related to U.S. Lions Gate;

•	you are not a bank whose receipt of interest on a note is pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification is generally made on an IRS Form W-8BEN (or successor form)).

      If you do not satisfy the requirements described above, payments of interest to you will be subject to a 30% U.S. federal income and withholding tax, unless you provide U.S. Lions Gate or its paying agent with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business and, if an applicable income tax treaty so requires as a condition for you to be subject to U.S. federal income tax with respect to income from your notes, such interest is attributable to a permanent establishment that you maintain in the United States, you will be subject to U.S. federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax, provided you satisfy the certification requirements described above) generally in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Contingent Payments

      As described under “Description of the Notes — Registration Rights,” U.S. Lions Gate may be required to pay holders of the notes additional interest as liquidated damages in the event the shelf registration statement is not timely filed or made effective, or if the prospectus included in the registration statement is unavailable for certain periods. It is possible that such payments might be subject to U.S. federal withholding tax at a rate of 30% or lower treaty rate, if applicable. If you are considering the purchase of notes, you should consult your tax advisor regarding the tax considerations that relate to the potential payment of liquidated damages.

Dividends on Lions Gate’s Common Shares

      You generally will not be subject to U.S. federal income tax or withholding on dividends (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of Lions Gate’s common shares to be issued on conversion of notes into Lions Gate’s common shares, see “— U.S. Holders — Constructive Dividend” above) received from Lions Gate with respect to Lions Gate’s common shares unless that income is considered effectively connected with your conduct of a U.S. trade or business and, if an applicable income tax treaty so requires as a condition for you to be subject to U.S. federal income tax with respect to income from your common shares of Lions Gate, such dividends are attributable to a permanent establishment that you maintain in the United States.

Sale, Exchange, Conversion into Lions Gate’s Common Shares or Redemption of Notes or Disposition of Lions Gate’s Common Shares

      You generally will not be subject to U.S. federal income tax, including withholding tax, on any gain realized upon the sale, exchange, conversion into Lions Gate’s common shares or redemption of notes or disposition of Lions Gate’s common shares, unless:

•	that gain is effectively connected with your conduct of a U.S. trade or business and, if an applicable income tax treaty so requires as a condition for you to be subject to U.S. federal income tax with respect to income from your notes or common shares of Lions Gate, such gain is attributable to a permanent establishment that you maintain in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

      If your gain is described in the first bullet point above, you will be subject to U.S. federal income tax on the net gain derived from the sale at the applicable graduated rate(s). In addition, if you are a foreign corporation, such gain may also be subject to a branch profits tax at a 30% rate or a lower rate if an income tax treaty applies. If you are described by the second bullet point above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States.

      In the event of a change in control, you may under certain circumstances (including, but not limited to, an election by U.S. Lions Gate that the notes become convertible into common shares of the acquiror) be deemed to have exchanged a note for a new note. The consequences of any such deemed exchange would be the same as those described immediately above, with the gain measured by the fair market value of the new note reduced by your basis in your original U.S. Lions Gate note. See “Description of the Notes — Issuer’s Option to Provide for Conversion into Shares of Acquiror in Lieu of Make Whole Premium.”

Information Reporting and Backup Withholding

      Backup withholding generally will not apply to interest payments made to you in respect of the notes or dividends paid in respect of Lions Gate’s common shares if you furnish appropriate documentation of your non-U.S. status. However, certain information reporting will apply with respect to interest and dividend payments even if certification is provided. The payment of proceeds from your conversion or disposition of notes or disposition of Lions Gate’s common shares to or through the U.S. office of any broker, domestic or foreign, will be subject to information reporting and possible backup withholding unless you certify as to your non-U.S. status under penalties of perjury or otherwise establish an exemption, provided that the broker does not have actual knowledge that you are a U.S. person or that the conditions of an exemption are not, in fact, satisfied. The payment of the proceeds from your conversion or disposition of notes or disposition of Lions Gate’s common shares to or through a non-U.S. office of either a U.S. broker or a non-U.S. broker that is a U.S.-related person will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its files that you are not a U.S. person and the broker has no knowledge to the contrary, or you establish an exemption. For this purpose, a “U.S.-related person” is (i) a CFC for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for certain periods is derived from activities that are effectively connected with the conduct of a U.S. trade or business or (iii) a foreign partnership that is either engaged in the conduct of a trade or business in the United States or of which 50% or more of its income or capital interests are held by U.S. persons. Neither information reporting nor backup withholding will apply to a payment of the proceeds of your conversion or disposition of notes or disposition of Lions Gate’s common shares by or through a non-U.S. office of a non-U.S. broker that is not a U.S.-related person. Copies of any information returns filed with the IRS may be made available by the IRS, under the provisions of a specific treaty or agreement, to the taxing authorities of the country in which you reside.

      Backup withholding is not an additional tax. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

Certain Canadian Federal Income Tax Considerations

      The following summary discusses the principal Canadian federal income tax considerations to a purchaser who acquires notes pursuant to this offering, and common shares on a conversion of such notes, relating to the purchase, beneficial ownership and disposition of the notes and the common shares into which the notes may be converted, where such common shares are common shares of Lions Gate or of another corporation (referred to in this summary as an “Acquiror”) that is a resident of Canada for the purposes of the Income Tax Act (Canada)(the “Canadian Tax Act”). This summary does not apply in respect of common shares into which the notes may be converted of any person other than Lions Gate or an Acquiror. A reference to Lions Gate’s common shares in this summary includes a reference to common shares of an Acquiror. This summary deals only with notes and common shares held and beneficially held as capital property for Canadian federal income tax purposes.

      This summary extends only to persons who are non-residents of Canada for the purposes of the Canadian Tax Act and who are not affiliated with and who deal at arm’s length with Lions Gate and U.S. Lions Gate for the purposes of the Canadian Tax Act.

      This summary does not apply to persons who acquire, use or hold notes or Lions Gate’s common shares in connection with a business carried on in whole or in part in Canada or who acquire, use or hold notes or Lions Gate’s common shares in their capacity as employees, officers, or directors.

      This summary does not apply to persons who are or are deemed to be residents of Canada for the purposes of the Canadian Tax Act and it also does not consider any specific tax provisions that may apply to entities, such as pension funds or charities, that are tax exempt or that qualify for special tax status in a jurisdiction other than Canada. Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere.

      U.S. corporate entities that are limited liability corporations under U.S. domestic law should be aware that they do not qualify for benefits under the Canada-United States Income Tax Convention (1980), or the Can.-U.S. Treaty, and accordingly any discussion below regarding tax treaty benefits (such as reduced withholding tax rates) will not apply to them.

      This summary is based upon the current provisions of the Canadian Tax Act and the regulations enacted pursuant to the Canadian Tax Act as of the date hereof, including any publicly released amendments to or proposals to amend the Canadian Tax Act or the regulations that are expressed to be effective as of the date hereof. This summary does not otherwise anticipate or take into account any changes to law, regulations, administrative practice or interpretations, including changes resulting from judicial decisions.

      This summary also does not take into account any Canadian provincial, territorial, municipal, or local taxes or any foreign taxes.

      If you are considering the purchase of notes, you should consult your own tax advisors concerning the Canadian federal income tax consequences to you and any consequences arising under the laws of any other taxing jurisdiction.

Payment of Interest or Premium on the Notes

      The payment of interest or premium on the notes by U.S. Lions Gate will not be subject to Canadian withholding tax nor to any other Canadian tax.

      If, pursuant to a guarantee obligation, Lions Gate or any other resident of Canada pays an amount on account of, or in lieu of, interest or premium payable by U.S. Lions Gate, then Canadian withholding tax will be considered to apply. In this case, the withholding rate will be 25% of the gross amount of the payment, subject to reduction pursuant to any applicable bilateral tax treaty to which Canada is a party. Holders of notes that qualify as residents of the United States for the purposes of the Can.-U.S. Treaty would be subject to a 10% withholding tax rate in respect of any interest paid to them by a resident of Canada.

Conversion of Notes Into Common Shares

      Subject to the assumptions below, the conversion of notes into Lions Gate’s common shares will not, in itself, result in any taxable income or gains for holders who are not residents of Canada for the purposes of the Canadian Tax Act.

      The foregoing assumes that, at the time of conversion, the common shares of Lions Gate will be listed on the TSX, NYSE or any other stock exchange prescribed under the Canadian Tax Act, and it further assumes that the holder exercising the conversion right, persons with whom the holder does not deal at arm’s length, or the holder together with such non-arm’s length persons, will not hold 25% or more of any class or series of Lions Gate’s shares at any time during the 60 month period that ends on the conversion date.

      If either of the foregoing assumptions is not valid on the conversion date, then a holder exercising a conversion right may realize a capital gain equal to the fair market value on the conversion date of the total consideration received on conversion (including cash and Lions Gate common shares), net of accrued interest and any costs of disposition, minus the holder’s tax cost of the notes that are so converted. Holders who qualify as residents of the United States for the purpose of the Can-U.S. Treaty may potentially be exempt from Canadian income tax on any such gains. The Canadian treatment of capital gains and losses is discussed further under the heading “Disposition of Common Shares”.

Dividends on Common Shares

      Dividends paid by Lions Gate to non-residents of Canada will be subject to Canadian withholding tax. The withholding rate will be 25% of the gross amount of the dividend, subject to reduction pursuant to any applicable bilateral tax treaty to which Canada is a party. Shareholders that qualify as residents of the United States for the purpose of the Can.-U.S. Treaty would generally be subject to a 15% withholding tax rate in respect of any dividends paid to them by a resident of Canada, except that certain U.S. corporate holders may qualify for a 5% rate if such holder beneficially owns 10% or more of the voting shares of Lions Gate at the relevant time.

Disposition of Common Shares

      A non-resident of Canada who disposes of Lions Gate’s common shares will not be subject to Canadian income tax in respect of any gain realized on such disposition if at the time of disposition: (i) such shares are listed on at least one of the TSX, NYSE or any other stock exchange prescribed under the Canadian Tax Act, and (ii) the non-resident persons with whom the non-resident does not deal at arm’s length, or the non-resident person together with such non-arm’s length persons, has not held 25% or more of any class or series of Lions Gate’s shares at any time during the 60 month period that ends on the disposition date.

      Gains realized on dispositions other than those described above will be potentially taxable for non-residents of Canada, subject to any relief that may be available under any applicable bilateral tax treaty to which Canada is a party. The vendor’s tax cost for the purpose of such disposition will generally be equal to the fair market value of the converted notes at the time of conversion (less the fair market value of any cash consideration received upon conversion), although the tax cost of any shares acquired as a result of the conversion of notes must be averaged with the tax cost of any shares acquired from any other source. Shareholders that qualify as residents of the United States for the purpose of the Can.-U.S. Treaty would potentially be exempt from Canadian income tax on gains realized on dispositions of Lions Gate’s common shares pursuant to the terms of Article XIII of such Treaty.

      In the event that a holder does realize a capital gain (or capital loss) on a disposition of Lions Gate’s common shares that is taxable in Canada, then one-half of such gain (or loss) must be included in income as a taxable capital gain (or treated as an allowable capital loss). Any such taxable capital gain would be taxed in Canada at the applicable individual or corporate tax rate. Any allowable capital loss could only be used to offset taxable capital gains and could not be used to offset income from other sources. Allowable capital losses are eligible to be carried back to any of the three prior years or forward indefinitely to offset taxable capital gains realized from another source in any such year.

      Pursuant to section 116 of the Canadian Tax Act, dispositions of Lions Gate’s common shares by a non-resident of Canada must be reported to the Canadian tax authorities within ten days of the date of disposition unless at the time of disposition the relevant shares are listed on at least one of the TSX, NYSE or any other stock exchange prescribed under the Canadian Tax Act. At the present time, Lions Gate’s common shares are listed on the TSX and NYSE and there will be no reporting obligation under section 116 so long as such shares remain listed on at least one of such exchanges at the time of disposition by a non-resident of Canada.

      Dispositions of unlisted shares are subject to the section 116 reporting obligation even if no gain arises on the disposition. Penalties for non-compliance with section 116 may be onerous and persons who plan to dispose of unlisted shares are urged to consult their own tax advisor before the disposition occurs.

SELLING SECURITYHOLDERS

      SG Cowen Securities Corporation and Thomas Weisel Partners were the initial purchasers for the original offering of the notes in a private placement. We were advised that the initial purchasers sold the notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in transactions exempt from the registration requirements of the Securities Act.

      The following table sets forth information with respect to the selling securityholders and the respective principal amounts of notes and common shares beneficially owned by each selling securityholder that may be offered under this prospectus. The information is based on information that has been provided to us by or on behalf of the selling securityholders. Unless otherwise indicated herein, none of the selling securityholders currently listed in the following table has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling securityholders may from time to time use this prospectus to offer all or some portion of the notes or the common shares offered hereby, we cannot provide an estimate as to the amount or percentage of any such type of security that will be held by any selling securityholder upon termination of any particular offering or sale under this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of any such securities since the date on which they provided us information regarding their holdings, in transactions exempt from the registration requirements of the Securities Act.

      For the purposes of the following table, the number of our common shares beneficially owned has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling securityholder has sole or shared voting power or investment power and also any shares which that selling securityholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights.

	Principal Amount of Notes(1)		Number of Common Shares(1)(2)(3)

	Beneficially		Beneficially
	Owned Prior to	Percentage	Owned Prior	Common
	the Offering and	of Notes	to the	Shares	Offered
Selling Securityholder(1)	Offered Hereby	Outstanding	Offering(4)	Outstanding(4)	Hereby

Holders of convertible notes or shares issuable upon conversion thereof:
Akela Capital Master Fund, Ltd.(5)	7,500,000	5.0%	652,173	*	652,173
Arkansas PERS(6)	1,315,000	*	114,347	*	114,347
ATSF — Transamerica Convertible Securities(7)	6,800,000	4.5%	591,304	*	591,304
Bank of New York	75,000	*	6,521	*	6,521
BBT Fund, L.P.(8)	4,000,000	2.7%	347,826	*	347,826
Boilermakers Blacksmith Pension Trust(6)	1,785,000	1.2%	155,217	*	155,217
Chrysler Corporation Master Retirement Trust(9)	2,985,000	2.0%	259,565	*	259,565
CNHCA Master Account LP(10)	2,000,000	1.3%	173,913	*	173,913
Concentrated Alpha Partners, L.P.(8)	1,000,000	*	86,956	*	86,956
Convertible Securities Fund	20,000	*	1,739	*	1,739
Delaware PERS(6)	750,000	*	65,217	*	65,217
Delta Air Lines Master Trust — CV(9)	590,000	*	51,304	*	51,304
Delta Airlines Master Trust(6)	450,000	*	39,130	*	39,130
Delta Pilots Disability & Survivorship Trust — CV(9)	420,000	*	36,521	*	36,521
Duke Endowment(6)	385,000	*	33,478	*	33,478
F.M. Kirby Foundation, Inc.(9)	625,000	*	54,347	*	54,347
FrontPoint Convertible Arbitrage Fund, L.P.(11)	3,000,000	2.0%	260,869	*	260,869
Grace Convertible Arbitrage Fund, Ltd.(12)	5,000,000	3.3%	434,782	*	434,782
Great Plains Trust Co — Northern Trust	1,425,000	*	2,246,313	2.2%	123,913
Hallmark Convertible Securities Fund(6)	90,000	*	7,826	*	7,826
Highbridge International LLC(13)	15,000,000	1.0%	1,304,347	1.3%	1,304,347
ICI American Holdings Trust(6)	285,000	*	24,782	*	24,782
IDEX — Transamerica Convertible Securities Fund(7)	3,750,000	2.5%	326,086	*	326,086
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust(9)	340,000	*	29,565	*	29,565

	Principal Amount of Notes(1)		Number of Common Shares(1)(2)(3)

	Beneficially		Beneficially
	Owned Prior to	Percentage	Owned Prior	Common
	the Offering and	of Notes	to the	Shares	Offered
Selling Securityholder(1)	Offered Hereby	Outstanding	Offering(4)	Outstanding(4)	Hereby

International Truck & Engine Corporation Retiree Health Benefit Trust(9)	135,000	*	11,739	*	11,739
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(9)	325,000	*	28,260	*	28,260
JP Morgan Securities Inc.(14)	2,000,000	1.3%	173,913	*	173,913
Louisiana CCRF(6)	150,000	*	13,043	*	13,043
Man Convertible Bond Master Fund, Ltd.(15)	5,549,000	3.7%	482,521	*	482,521
Motion Picture Industry Health Plan — Active Member Fund(9)	80,000	*	6,956	*	6,956
Motion Picture Industry Health Plan — Retiree Member Fund(9)	55,000	*	4,782	*	4,782
Morgan Stanley Convertible Securities Trust	1,200,000	*	104,347	*	104,347
Nations Convertible Securities Fund	7,480,000	5.0%	650,434	*	650,434
Nuveen Preferred & Convertible Income Fund JPC(6)	2,625,000	1.8%	228,260	*	228,260
Nuveen Preferred & Convertible Fund JQC(6)	3,540,000	2.4%	307,826	*	307,826
OCLC Online Computer Library Center Inc.(6)	40,000	*	3,478	*	3,478
OCM Convertible Trust(9)	1,065,000	*	92,608	*	92,608
OCM Global Convertible Securities Fund(9)	190,000	*	16,521	*	16,521
Partner Reinsurance Company Ltd.(9)	530,000	*	46,086	*	46,086
PFPC Trust Company	1,400,000	*	121,739	*	121,739
Polaris Vega Fund L.P.(16)	8,500,000	5.7%	739,130	*	739,130
Prudential Insurance Co of America(6)	75,000	*	6,512	*	6,512
Quattro Fund Ltd.	1,900,000	*	165,217	*	165,217
Quattro Multistrategy Masterfund LP	100,000	*	8,695	*	8,695
Qwest Occupational Health Trust(9)	125,000	*	10,869	*	10,869
SG Americas Securities, LLC	4,000,000	2.7%	347,826	*	347,826
St. Thomas Trading, Ltd.(15)	4,451,000	3.0%	387,043	*	387,043
State Employees’ Retirement Fund of the State of Delaware(9)	1,000,000	*	86,956	*	86,956
State of Oregon/ Equity(6)	3,960,000	2.6%	344,347	*	344,347
Stonebridge Life Insurance(7)	500,000	*	43,478	*	43,478
Sunrise Partners Limited Partnership(17)	11,000,000	7.3%	960,245	*	956,521
Tenor Opportunity Master Fund Ltd.(18)	2,000,000	1.3%	173,913	*	173,913
Transamerica Insurance Co. of Iowa(7)	500,000	*	43,478	*	43,478

	Principal Amount of Notes(1)			Number of Common Shares(1)(2)(3)

	Beneficially			Beneficially
	Owned Prior to		Percentage	Owned Prior		Common
	the Offering and		of Notes	to the		Shares	Offered
Selling Securityholder(1)	Offered Hereby		Outstanding	Offering(4)		Outstanding(4)	Hereby

Transamerica Life Insurance and Annuities Corp.(7)	5,000,000		3.3%	434,782		*	434,782
Transamerica Occidental Life(7)	2,000,000		1.3%	173,913		*	173,913
UMB Bank, N.A	50,000		*	4,347		*	4,347
UnumProvident Corporation(9)	280,000		*	24,347		*	24,347
U.S. Bancorp	9,000,000		6.0%	782,608		*	782,608
Vanguard Convertible Securities Fund, Inc.(9)	9,355,000		6.2%	813,478		*	813,478
Wells Fargo	50,000		*	4,347		*	4,347
Any other selling securityholder of notes or future transferee from any such holder(19)	—	(20)	—	—	(19)		—
Total	150,000,000		100%	15,169,563			13,043,439	(20)

*	Less than 1%.

(1)	Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if and when necessary. The amount of notes and the number of our common shares indicated may be in excess of the total amount registered under the shelf registration statement of which this prospectus forms a part, due to sales or transfers by selling securityholders of such notes or shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided us information regarding their holdings of notes and such common shares.

(2)	For purposes of presenting the number of our common shares beneficially owned by holders of notes, we assume a conversion price under the notes of $11.50 per common share, and a cash payment in lieu of the issuance of any fractional share interest. However, the conversion price is subject to adjustment as described under “Description of the Notes — Conversion Rights.” As a result, the number of common shares issuable upon conversion of the notes, and as a consequence, the number of shares beneficially owned by the holders of notes, may increase or decrease in the future.

(3)	Does not include the conversion of all the notes, the 4.875% Convertible Senior Subordinated Notes due 2010, and the 3.625% Convertible Senior Subordinated Notes due 2025.

(4)	Does not include beneficial ownership of the 4.875% Convertible Senior Subordinated Notes due 2010 and the 3.625% Convertible Senior Subordinated Notes due 2025.

(5)	Anthony B. Bosco has voting and investment power with respect to the securities listed for Akela Capital Master Fund, Ltd.

(6)	Ann Houlihan has voting and investment power with respect to the securities listed for Arkansas Pers, Boilermakers Blacksmith Pension Trust, Delaware PERS, Delta Airlines Master Trust, Duke Endowment, Hallmark Convertible Securities Fund, ICI American Holdings Trust, Louisiana CCRF, Nuneen Preferred & Convertible Fund JQC, Nuneen Preferred & Convertible Income Fund JPC, OCLC Online Computer Library Center Inc., Prudential Insurance Co of America and State of Oregon/ Equity.

(7)	Kirk Kim and Edward Han, Investment Officers, have voting and investment power with respect to the securities listed for ATSF — Transamerica Convertible Securities, IDEX — Transamerica Convertible Securities Fund, Stonebridge Life Insurance, Transamerica Life Insurance and Annuities Corp., Transamerica Insurance Co. of Iowa and Transamerica Occidental Life.

(8)	Sid Bass has voting and investment power with respect to the securities listed for BBT Fund, L.P. and Concentrated Alpha Partners, L.P.

(9)	Oaktree Capital Management LLC is the investment manager of Chrysler Corporation Master Retirement Trust, Delta Air Lines Master Trust — CV, Delta Pilots Disability & Survivorship Trust — CV, F.M. Kirby Foundation, Inc., International Truck & Engine Corporation Non-Contributory Retirement Plan Trust, International Truck & Engine Corporation Retiree Health Benefit Trust, International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust, Motion Picture Industry Health Plan — Active Member Fund, Motion Picture Industry Health Plan — Retiree Member Fund, OCM Convertible Trust, OCM Global Convertible Securities Fund, Partner Reinsurance Company, Ltd., Qwest Occupational Health Trust, State Employees’ Retirement Fund of the State of Delaware, UnumProvident Corporation and Vanguard Convertible Securities Fund, Inc. Mr. Lawrence Keele is a principal of Oaktree Capital Management LLC and is the portfolio manager for the above-mentioned selling securityholders.

(10)	CNH Partners, LLC is the investment advisor and has voting and investment power with respect to the securities listed for CNHCA Master Account LP. The investment principals for CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulvino.

(11)	FrontPoint Convertible Arbitage Fund GP LLC is the general partner of FrontPoint Convertible Arbitrage Fund, L.P. and FrontPoint Partners LLC is the managing member of FrontPoint Convertible Arbitrge Fund GP LLC. Messrs. Phillip Duff, W. Gillespie Caffray and Paul Ghaffari are members of the board of managers of FrontPoint Partners LLC and are the sole members of its management committee.

(12)	Bradford Whitmore and Michael Brana have voting and investment power with respect to the securities listed for Grace Convertible Arbitrage Fund, Ltd.

(13)	Highbridge Capital Management serves as the trading advisor to Highbridge International LLC. Messrs. Glenn Dubin and Henry Swieca are the principals of Highbridge Capital Management.

(14)	Michael Barnett has voting and investment power with respect to the securities listed for JP Morgan Securities Inc.

(15)	Marin Capital Partners, LP, serves as investment advisor to Man Convertible Bond Master Fund, Ltd. and St. Thomas Trading, Ltd. Messrs. John Null and J.T. Hansen are the principals of Marin Capital Partners LP.

(16)	Gregory R. Levinson has voting and investment power with respect to the securities listed for Polaris Vega Fund L.P.

(17)	S. Donald Sussman has voting and investment power with respect to the securities listed for Sunrise Partners Limited Partnership.

(18)	Robin R. Shah and Alexander C. Robinson have voting and investment power with respect to the securities listed for Tenor Opportunity Master Fund Ltd.

(19)	We are unable to provide the names of certain holders of notes and/or our common shares issuable upon conversion of the notes at this time, because they have not provided us with information and/or their notes are evidenced by a global note that has been deposited with DTC and registered in the name of Cede & Co., as DTC’s nominee. Information concerning any such holders who are not listed in the above table will be set forth in post-effective amendments from time to time, if and when required.

(20)	Selling securityholders may have sold their notes to third parties or to other selling securityholders. As such, we are unable to provide the current number of selling securityholders because they have not provided us with this information.

PLAN OF DISTRIBUTION

      We will not receive any of the proceeds of the sale of the notes or our common shares offered by this prospectus. The notes and common shares offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling securityholders, or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes or the common shares offered by this prospectus.

      The aggregate proceeds to the selling securityholders from the sale of the notes or common shares offered by this prospectus will be the purchase price paid for such securities, less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, reject, in whole or in part any proposed purchase of notes or common shares to be made directly or through agents.

      The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes or common shares offered by this prospectus may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. As a result, any profits on the sale of such securities by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be underwriters may be subject to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling securityholders who are deemed to be underwriters will also be subject to the prospectus delivery requirements of the Securities Act.

      If the notes or common shares are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

      The notes and the common shares may be sold in one or more transactions at:

•	fixed prices,

•	prevailing market prices at the time of sale or prices related to prevailing market prices at the time of sale,

•	varying prices determined at the time of sale, or

•	negotiated prices.

      These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the common shares may be listed or quoted at the time of the sale, including the New York Stock Exchange,

•	in the over-the-counter market,

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market, or

•	through the writing of options.

      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. If any such method of distribution takes the form of an underwritten offering, the selection of the underwriter by the relevant selling securityholders’ shall be subject to the consent of Lions Gate, which consent shall not be unreasonably withheld.

      In connection with sales of the notes and common shares offered by this prospectus or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and common shares in the course of hedging their positions. The selling securityholders may also sell the notes and common shares short and deliver notes and common shares to close out short positions, or loan or pledge notes and common shares to broker-dealers that in turn may sell the notes and common shares.

      To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes or common shares offered hereby. Selling securityholders might not sell any or all of the notes or the common shares offered by them using this prospectus. Any selling securityholder might instead transfer, devise or gift any such securities by other means not described in this prospectus. In addition, any such securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

      Our common shares trade on NYSE and the TSX under the symbol “LGF.” The notes are currently designated for trading in the PORTAL system. Notes sold by means of this prospectus will not be eligible for trading in the PORTAL system. We do not intend to list the notes on any national or other securities exchange or on the Nasdaq National Market. No assurance can be given as to the development of liquidity or any trading market for the notes. See “Risk Factors.”

      The selling securityholders and any other person participating in a distribution of securities offered by this prospectus will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and common shares by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and common shares to engage in market-making activities with respect to the particular notes and common shares being distributed for a period of time before the commencement of such distribution. This may affect the marketability of the notes and common shares and the ability of any person or entity to engage in market-making activities with respect to the notes and common shares.

      To the extent required, the specific notes or common shares to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment, to the shelf registration statement of which this prospectus forms a part.

      Pursuant to a registration rights agreement Lions Gate and U.S. Lions Gate have entered into with the holders of the notes, each of Lions Gate and the selling securityholders selling notes or underlying common shares will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

      We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and common shares to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

      We may suspend the use of this prospectus for any period and at any time, including, without limitation, in the event of pending corporate developments, public filings with the SEC, and similar events.

LEGAL MATTERS

      O’Melveny & Myers LLP will pass upon the validity of the notes offered hereby as well as certain other legal matters. Heenan Blaikie LLP, will pass upon the validity of the common shares offered hereby as well as certain other legal matters.

EXPERTS

      The consolidated financial statements of Lions Gate Entertainment Corp. at March 31, 2004 and 2003, and for each of the three years in the period ended March 31, 2004 appearing in Lions Gate Entertainment Corp.’s Current Report on Form 8-K dated January 21, 2005 (Commission File No. 001-14880) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The following are the expenses incurred in connection with the issuance and distribution of the notes and the common shares issuable upon conversion thereof. We will pay all of these expenses. All amounts are estimates, except the SEC registration fee.

SEC registration fee	$17,655.00
Printing and engraving costs	50,000.00
Legal fees and expenses	310,000.00
Accounting fees and expenses	140,000.00
Transfer Agent and Registrar	40,000.00
Miscellaneous expenses	42,345.00

Total	$600,000.00

Item 15.	Indemnification of Directors and Officers

      Under the Business Corporations Act (British Columbia), Lions Gate may indemnify a present or former director or officer of Lions Gate or a person who acts or acted at Lions Gate’s request as a director or officer of another corporation of which Lions Gate is or was a shareholder, and his heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him including an amount paid to settle an action or satisfy a judgment in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his position with Lions Gate or such other corporation including an action brought by Lions Gate or such other corporation and provided that the director or officer acted honestly and in good faith with a view to the best interests of Lions Gate or such other corporation, and, in the case of a criminal or administrative action or proceeding, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made only with court approval.

      In accordance with the Articles of Lions Gate, Lions Gate shall indemnify every director or former director and Secretary or any Assistant Secretary of Lions Gate, or may indemnify every officer or former officer, and every person who acts or acted at Lions Gate’s request as a director or officer of a body corporate of which Lions Gate is or was a shareholder (or a person who undertakes or has undertaken any liability on behalf of Lions Gate or any such body corporate) and his heirs and legal representatives, from and against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of Lions Gate or such body corporate if he acted honestly and in good faith with a view to the best interests of Lions Gate.

      Lions Gate’s Articles permit Lions Gate, subject to the limitations contained in the Business Corporations Act, to purchase and maintain insurance on behalf of any person mentioned in the preceding paragraph, as the board of directors may from time to time determine. Lions Gate, however, only maintains directors and officers liability insurance and corporate reimbursement insurance.

      Lions Gate has entered into an indemnity agreement with one individual who acts as an officer, representative and/or director of various corporations that are directly or indirectly owned or controlled by Lions Gate, in which Lions Gate indemnifies and saves harmless said individual from any and all claims of any nature whatsoever resulting from the personal guarantee or endorsement that said individual has made or may in the future make, with the consent of Lions Gate, on behalf of the various corporations that are directly or indirectly owned or controlled by Lions Gate.

      The foregoing summaries are necessarily subject to the complete text of the statute, Lions Gate’s articles of incorporation and bylaws, and the arrangements referred to above are qualified in their entirety by reference thereto.

Item 16.	Exhibits and Financial Statement Schedules

      (a) Exhibits

Exhibit
Number

3	.1(1)	Articles of Incorporation
3	.2(1)	Notice of Articles
4	.1(2)	Trust Indenture between the Company and CIBC Mellon Trust Company dated as of April 15, 1998
4	.2(3)	Indenture dated as of October 4, 2004 by and among Lions Gate Entertainment Corp., Lions Gate Entertainment Inc. and J.P. Morgan Trust Company, National Association, as Trustee
4	.3(3)	Form of 2.9375% Convertible Senior Subordinated Notes Due 2024
4	.4(3)	Form of Guaranty of 2.9375% Convertible Senior Subordinated Notes Due 2024
5.1		Opinion of O’Melveny & Myers LLP*
5.2		Opinion of Heenan Blaikie LLP*
12.1		Statement Regarding Computation of Ratios of Earnings to Fixed Charges*
23.1		Consent of O’Melveny & Myers LLP (contained in Exhibit 5.1)*
23.2		Consent of Heenan Blaikie LLP (contained in Exhibit 5.2)*
23.3		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
24.1		Power of Attorney*
25.1		Statement of Eligibility of the Trustee on Form T-1*

*     Previously filed.

(1)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the fiscal year ended September 30, 2004 (File No. 1-14880).

(2)	Incorporated by reference to the Company’s Annual Report on Form 20-F for the fiscal year ended March 31, 1998 (File No. 000-27730).

(3)	Incorporated by reference to the Company’s Current Report on Form 8-K as filed on October 4, 2004.

Item 17.	Undertakings

      The undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Lions Gate pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrants undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act, Lions Gate Entertainment Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 2 to Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on April 6, 2005.

LIONS GATE ENTERTAINMENT CORP.

By:	/s/ JAMES KEEGAN

James Keegan
Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the registration statement on Form S-3 has been signed by the following persons in the capacities on April 6, 2005.

Signature	Title

* Mark Amin	Vice Chairman of the Board of Directors

* Normal Bacal	Director

* Michael Burns	Director

* Drew Craig	Director

* Arthur Evrensel	Director

Signature		Title

* Jon Feltheimer		Chief Executive Officer (Principal Executive Officer) and Director

/s/ JAMES KEEGAN James Keegan		Chief Accounting Officer (Principal Accounting Officer) and Chief Financial Officer (Principal Financial Officer)

* Morley Koffman		Director

* André Link		Director

* G. Scott Paterson		Director

* Daryl Simm		Director

* Harry Sloan		Chairman of the Board of Directors

Brian V. Tobin		Director

*By:	/s/ JAMES KEEGAN James Keegan Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, Lions Gate Entertainment Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-effective Amendment No. 2 to Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on April 6, 2005.

LIONS GATE ENTERTAINMENT INC.

By:	/s/ JAMES KEEGAN

James Keegan
Treasurer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the registration statement on Form S-3 has been signed by the following persons in the capacities on April 6, 2005.

Signature		Title

* Jon Feltheimer		President (Principal Executive Officer) and Director

/s/ JAMES KEEGAN James Keegan		Treasurer (Principal Accounting and Financial Officer) and Director

* Wayne Levin		Director

*By:	/s/ JAMES KEEGAN James Keegan Attorney-in-fact

EXHIBIT INDEX

Exhibits

Exhibit
Number

3	.1(1)	Articles of Incorporation
3	.2(1)	Notice of Articles
4	.1(2)	Trust Indenture between the Company and CIBC Mellon Trust Company dated as of April 15, 1998
4	.2(3)	Indenture dated as of October 4, 2004 by and among Lions Gate Entertainment Corp., Lions Gate Entertainment Inc. and J.P. Morgan Trust Company, National Association, as Trustee
4	.3(3)	Form of 2.9375% Convertible Senior Subordinated Notes Due 2024
4	.4(3)	Form of Guaranty of 2.9375% Convertible Senior Subordinated Notes Due 2024
5.1		Opinion of O’Melveny & Myers LLP*
5.2		Opinion of Heenan Blaikie LLP*
12.1		Statement Regarding Computation of Ratios of Earnings to Fixed Charges*
23.1		Consent of O’Melveny & Myers LLP (contained in Exhibit 5.1)*
23.2		Consent of Heenan Blaikie LLP (contained in Exhibit 5.2)*
23.3		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
24.1		Power of Attorney*
25.1		Statement of Eligibility of the Trustee on Form T-1*

*	Previously filed.

(1)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the fiscal year ended September 30, 2004 (File No. 1-14880).

(2)	Incorporated by reference to the Company’s Annual Report on Form 20-F for the fiscal year ended March 31, 1998 (File No. 000-27730).

(3)	Incorporated by reference to the Company’s Current Report on Form 8-K as filed on October 4, 2004.